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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CUMMINS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Cummins Inc. will be held at our Columbus Engine Plant located at 500 Central Avenue, Columbus, Indiana, on Tuesday, May 12, 2009, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

  1.
  to elect nine directors of the Company for the ensuing year;

  2.
  to ratify the appointment of PricewaterhouseCoopers LLP as auditors for 2009;

  3.
  to amend the Company's 2003 Stock Incentive Plan to increase the number of performance-based stock awards available under the Plan;

  4.
  to reapprove performance measures used in connection with the Company's 2003 Stock Incentive and cash-based Senior Executive Bonus and Long-Term Performance Plans;

  5.
  to act upon a shareholder proposal that the Company amend its policies and supplier contracts based upon standards of the International Labor Organization, and related matters; and

  6.
  to transact any other business that may properly come before the meeting or any adjournment thereof.

        Only shareholders of our Common Stock of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the meeting.

        Shareholders of Common Stock who do not expect to be present in person at the meeting are urged to vote their shares by telephone, via the Internet, or by completing, signing and dating the enclosed proxy and returning it promptly in the envelope provided.

        The proxy may be revoked by the shareholder giving it at any time before the voting. Except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholders entitled to vote at the meeting who attend the meeting will be entitled to cast their votes in person.

MARYA M. ROSE, Secretary
April 1, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD
ON MAY 12, 2009: the Annual Report and Proxy Statement
are available at www.ematerials.com/cmi

CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
PROXY STATEMENT

        This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Inc. ("us", the "Company" or "Cummins") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 2009, and at any adjournment thereof (the "Annual Meeting"). This proxy statement, together with the enclosed proxy, is first being made available to our shareholders on or about April 1, 2009.

        Holders of our Common Stock of record at the close of business on March 16, 2009 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 201,787,451 shares of Common Stock, each of which is entitled to one vote on each matter submitted to a shareholder vote at the Annual Meeting.

        Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

        A shareholder may revoke his or her proxy at any time before it is voted by delivering to our Secretary written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s), or in book entry form on the records of our stock transfer agent and registrar, Wells Fargo Shareowner Services, evidencing ownership of such shares. In addition, except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast his or her vote in person instead of by proxy, thereby canceling the previously executed proxy.

 PRINCIPAL STOCK OWNERSHIP

        The following table identifies those shareholders known to us to be the beneficial owners of more than five percent of our Common Stock and shows as to each such shareholder as of December 31, 2008, (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the then outstanding shares of our Common Stock so beneficially owned:

	Amount & Nature of Beneficial Ownership		Percent of Class
FMR LLC. 82 Devonshire Street Boston, MA 02109	21,350,576	(1)	10.6%

State Street Bank and Trust Company One Lincoln Street Boston, MA 02111	17,823,769	(2)	8.8%

(1)
The source of this information is a Schedule 13G dated February 17, 2009 disclosing beneficial ownership by FMR LLC and its related companies. FMR and its related companies stated in the 13G that they have sole investment power for all of the shares and sole voting power for 1,385,140 shares.

(2)
The source of this information is a Schedule 13G dated February 17, 2009 disclosing beneficial ownership by State Street Bank and Trust Company. State Street disclosed in its 13G that it has shared investment power for all of the shares, shared voting power for 9,863,632 shares, and sole voting power for 7,960,137 shares. State Street is the trustee of certain employee benefit plans sponsored by us which are subject to ERISA. Shares of Common Stock are held in trust for the benefit of employees in the plans. As of December 31, 2008, based on information provided to us by State Street, in its capacity as trustee it held 17,823,769 shares of Common Stock on behalf of the plans, some of which had not been allocated to plan participants. As plan trustee, State Street votes unallocated shares and shares allocated to participants' accounts as directed by participants. Shares of Common Stock held by State Street, as trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received (subject to the trustee's responsibilities under Section 404 of ERISA).

 ELECTION OF DIRECTORS
(Items 1 through 9 on the Proxy Card)

        Nine directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Any submitted proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on his or her proxy.

        Nominee Robert J. Bernhard was elected by the Board of Directors on October 13, 2008 upon recommendation of its Governance and Nominating Committee to serve as a director until the Annual Meeting. Mr. Bernhard was recommended by the Committee and elected by the Board following a review of his qualifications under the standards of our Corporate Governance Principles and a review of his independence. While recognizing that nominee N. Thomas Linebarger, as President and Chief Operating Officer of the Company, would not be an independent director, the Board of Directors nominated him on February 10, 2009 upon recommendation of the Governance and Nominating Committee and following a review of his qualifications to also stand for election as a director at the Annual Meeting. The Corporate Governance Principles are available on our website http://www.cummins.com and are otherwise available in print to any shareholder who requests them. Except as set forth above, all other nominees have been previously elected to our Board by our shareholders.

        In an uncontested election, any nominee who does not receive a majority of the votes cast by shareholders shall promptly offer his or her resignation to the Board following certification of the shareholder vote. A vote of the majority of votes cast means that the number of shares voted "for" exceeds the number of votes "against" that director. Abstentions and broker non-votes are not counted as a vote "for" or "against" a director. Our Governance and Nominating Committee will promptly consider any resignation offer and make a recommendation to the Board. The Board will act on the Governance and Nominating Committee's recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director's resignation offer. Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee's recommendation or Board decision whether to accept his or her resignation offer.

        The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, proxies received will be voted for the election of another nominee to be designated by the Board of Directors, unless the Board of Directors decides to reduce the number of directors.

 NOMINEES FOR BOARD OF DIRECTORS

        The names of the nominees for directors, together with biographical sketches, including their business experience during the past five years and directorships of other corporations, are set forth below.

        The Board of Directors recommends that shareholders vote FOR each of the nominees set forth below.

THEODORE M. SOLSO – Chairman of the Board and Chief Executive Officer, Cummins Inc.

 Director since 1994 Age—62

Mr. Solso was elected our Chairman of the Board and Chief Executive Officer in 2000 after serving as our President since 1995, Chief Operating Officer since 1994 and Executive Vice President—Operations from 1992 through 1994. From 1988 to 1992, he was Vice President and General Manager—Engine Business after serving in various other executive positions with us. Mr. Solso received a B.A. from DePauw University in 1969 and an M.B.A. degree from Harvard University in 1971. He is a Director of Ball Corp., Inc. and Ashland Inc. and is a member of the boards of The Cummins Foundation and Central Indiana Corporate Partnership. He is also an advisor to the Board of Trustees, DePauw University, a member of The Indiana Academy, a Director of the Indiana Economic Development Commission, and a member of the Business Roundtable. Mr. Solso also co-chairs the U.S. Brazil CEO Forum and is a trustee of Earth University in Costa Rica.

N. THOMAS LINEBARGER – President and Chief Operating Officer, Cummins Inc.

 New Nominee for Director Age—46

Mr. Linebarger became President and Chief Operating Officer of the Company in August 2008 after serving as Executive Vice President and President, Power Generation Business from 2003 to 2008 and as Vice President, Chief Financial Officer from 2000 to 2003. From 1998 to 2000 he was Vice-President, Supply Chain Management after holding various other positions with the Company. Mr. Linebarger received a B.S. from Stanford University and a B.A. from Claremont McKenna College in 1986 and M.S. and M.B.A. degrees from Stanford in 1993. He is a Director of Pactiv Corporation and Harley-Davidson, Inc.

ROBERT J. BERNHARD – Vice President for Research and a
Professor in the Department of Aerospace and Mechanical Engineering, Notre Dame University

 Director since 2008 Age—56

Mr. Bernhard joined Notre Dame in 2007 and prior to that had been Associate Vice President for Research at Purdue University since 2004. He also held Assistant, Associate and full Professor positions at Purdue where he remains an Adjunct Professor. He was Director of the Ray W. Herrick Laboratories at Purdue's School of Mechanical Engineering from 1994 to 2005. From 1977 to 1982, he was Assistant Professor at Iowa State University, and prior thereto was an engineer at Westinghouse Electric, Inc. Mr. Bernhard is also a Professional Engineer and holds a B.S.M.E. and Ph.D., E.M. from Iowa State University, and an M.S.M.E. from the University of Maryland. He is currently Secretary General of the International Institute of Noise Control Engineering (I-INCE), and is also a member of the Board of Directors of the INCE Foundation.

ROBERT J. DARNALL – Retired Chairman and Chief Executive Officer of Inland Steel Industries

 Director since 1989 Age—71

Concluding his 36-year Inland career in late 1998, Mr. Darnall joined Ispat International N.V. as head of North American operations until early 2000. Ispat had acquired Inland Steel Company in July 1998. He served as Chairman of Prime Advantage Corporation for nearly two years until January 2002. He graduated from DePauw University in 1960 with a B.A. in Mathematics. He also earned a B.S. degree in Civil Engineering from Columbia University in 1962, after which he joined Inland. In 1973, he earned an M.B.A. from the University of Chicago. Mr. Darnall is a member of the Board of Directors of Pactiv Corporation, Sunoco, Inc., and United States Steel Corporation. He is past Chairman of the Board of the American Iron and Steel Institute and the Federal Reserve Bank of Chicago. He also serves on the Board of Trustees of the Museum of Science and Industry, and Rush University Medical Center. He is past chairman and a current director of both the Glenwood School and Junior Achievement of Chicago.

ROBERT K. HERDMAN – Managing Director of Kalorama Partners LLC

 Director since 2008 Age—60

Mr. Herdman has been Managing Director of Kalorama Partners LLC, a Washington, D.C. consulting firm since 2002. He is a member of the Board of Directors and chairs the Audit Committee of HSBC Finance Corporation (Formerly Household International, Inc.) and of HSBC North America Holdings, Inc. He was the Chief Accountant of the U.S. Securities and Exchange Commission from October 2001 to November 2002 prior to joining Kalorama. Prior to joining the SEC, he was Ernst & Young's Vice Chairman of Professional Practice for its Assurance and Advisory Business Services (AABS) practice in the Americas and the Global Director of AABS Professional Practice for Ernst & Young International. Mr. Herdman is a graduate of DePaul University.

ALEXIS M. HERMAN – Chairman and Chief Executive Officer of New Ventures, LLC

 Director since 2001 Age—61

Ms. Herman received a B.A. from Xavier University of Louisiana and currently serves on the University's Board of Trustees. Additionally, Ms. Herman is the Chair of Toyota's Diversity Advisory Board, and Chair of Sodexho, Inc.'s Business Advisory Board. She is also a member of the Board of Directors of The Coca-Cola Company, MGM/Mirage Inc., and Entergy Corporation. Her non-profit board affiliations include Trustee of the National Urban League and George Meany National Labor College. In addition, Ms. Herman is Co-Chair of the Bush-Clinton Katrina Fund. From 1977 to 1981, Ms. Herman served in the Carter Administration as Director of the Women's Bureau. From 1992 to 1997, she served as Director of Public Liaison for the White House. From 1997 to 2001, Ms. Herman served as the U.S. Secretary of Labor.

WILLIAM I. MILLER – Chairman and CEO of Irwin Financial Corporation

 Director since 1989 Age—52

Mr. Miller received a B.A. from Yale University in 1978 and an M.B.A. degree from Stanford University in 1981. He was President of Irwin Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985. Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director or Trustee and the Independent Chair of the New Perspective Fund, Inc., the New World Fund, Inc. and EuroPacific Growth Fund (all three are in the same mutual fund family). Mr. Miller also is a Trustee of Yale University, New Haven, CT, and The John D. and Catherine T. MacArthur Foundation, Chicago, IL.

GEORGIA R. NELSON – President and CEO of PTI Resources, LLC

 Director since 2004 Age—59

Prior to becoming President and CEO of PTI Resources, LLC, Ms. Nelson retired from Edison International Companies in 2005, where she had been President of Midwest Generation EME, LLC since 1999 and General Manager of Edison Mission Energy Americas since 2002. This included executive responsibility for Edison Mission Marketing and Trading, Inc. Ms. Nelson holds an MBA from the University of Southern California and a BS from Pepperdine University. She serves as a director of Ball Corp., Inc., and Nicor Inc. She has been a member of the Executive Committee of the National Coal Council since 2000 and served as Chairman from 2006-2008. She is Trustee of the Peggy Notebaert Nature Museum and serves on the advisory committee of the Center for Executive Women at Northwestern University.

CARL WARE – Retired from The Coca-Cola Company

 Director since 2004 Age—65

Mr. Ware retired from The Coca-Cola Company in 2003 as Executive Vice President, Public Affairs and Administration following a 28 year career holding positions of increasing responsibility. From 1993 to 2000, Mr. Ware served as President and Chief Operating Officer of Coke's Africa Group. Prior to joining The Coca-Cola Company, he was Director of Housing for the Urban League of Pittsburgh. From 1970 to 1973, he served the Atlanta Housing Authority as Director of Family and Community Services and Deputy Director of Urban Redevelopment. In 1973, he was elected to the Atlanta City Council and served as its President from 1976 to 1979. Mr. Ware holds a bachelor's degree from Clark College (Clark Atlanta University) and a master's degree in Public Administration from the University of Pittsburgh. He serves as a Director of ChevronTexaco, Coca-Cola Bottler's Consolidated, PGA Tour Golf Course Properties, and the Atlanta Falcons.

CORPORATE GOVERNANCE

        We have long believed that good corporate governance is important in ensuring that we are managed for the long-term benefit of our shareholders. We continuously review our Board's structure, policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. Our corporate governance principles, charters for each of our Board's standing governance-related committees, code of conduct and By-laws, along with certain other corporate governance documents, are available on our website, http://www.cummins.com, and are otherwise available in print to any shareholder who requests them from our Secretary.

Independence

        Our Board is composed of a majority of directors who qualify as independent directors ("Independent Directors") pursuant to the rules adopted by the Securities and Exchange Commission ("SEC") applicable to the corporate governance standards for companies listed on the New York Stock Exchange.

        In determining independence, each year our Board determines whether directors have a "material relationship" with us. When assessing the "materiality" of a director's relationship with us, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm's length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Independence means (1) not being an employee of the Company within the past five years; (2) not personally receiving or having an immediate family member who receives more than $100,000 per year in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation; (3) not being employed, or having an immediate family member employed as an executive officer of another company where any of our current executive officers serves on that company's compensation committee; (4) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; and (5) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which exceeds the greater of $1 million, or 2% of the other company's consolidated gross revenues.

        In February 2009, our Secretary reviewed with our Governance and Nominating Committee responses to a questionnaire asking about our directors' relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management or otherwise known to our Secretary related to transactions, relationships, or arrangements between us and the directors or parties related to the directors. Following a discussion and applying the standards referenced above the Committee determined that all directors standing for election, except Mr. Solso, Chief Executive Officer of the Company, and Mr. Linebarger, President and Chief Operating Officer of the Company, qualify as independent. Based on the recommendation of the Committee the full Board adopted this conclusion.

Board of Directors and Committees

        Our Board of Directors held seven meetings during 2008. All of the directors attended 75% or more of the meetings of the Board and Committees on which they served. The non-employee members of the Board also met in executive session without management present as part of each regular meeting. J. Lawrence Wilson, our Lead Director, presided over these sessions. Mr. Wilson and F. Joseph Loughrey are retiring from the Board before our meeting in May. We thank them for their long and distinguished service. A new Lead Director will be selected during the May 2009 meeting.

        Under our Corporate Governance Principles, our Board of Directors has established seven standing committees. These Principles describe in detail how the Board must conduct its oversight responsibilities in representing and protecting our Company's stakeholders. Certain of the principal functions performed by these committees and the members of the Board of Directors currently serving on these committees are as follows:

        Audit Committee.    The current members of the Audit Committee are R. J. Darnall (Chairman), R. K. Herdman, A. M. Herman, G. R. Nelson, C. Ware and J. L. Wilson. All members are Independent Directors. The Board of Directors has determined that Mr. Darnall, Mr. Herdman, and Mr. Wilson are "audit committee financial experts" for purposes of the SEC's rules. The Audit Committee reviews our accounting and auditing principles and procedures. The Audit Committee reviews the scope, timing and fees for our annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. It also monitors the independence and performance of our external and internal auditors. The Audit Committee met eight times during 2008.

        Compensation Committee.    The current members of our Compensation Committee are A. M. Herman (Chairman), R. J. Darnall, G. R. Nelson, William I. Miller and J. L. Wilson. All members are Independent Directors. The Compensation Committee administers and determines eligibility for, and makes awards under, our stock incentive plans. The Committee also reviews and evaluates our executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. It annually establishes and approves the compensation of our Chief Executive Officer following a review of the CEO's performance, including input from all of the other Independent Directors as reported to it by the Governance and Nominating Committee.

        The Committee maintains a formal process to ensure the independence of the input received from executive compensation consultants, primarily Hewitt Associates, with the following stipulations regarding any engagements the Committee enters into with executive compensation consultants.

The Committee:

  •
  Has final authority to hire or terminate the consultant;

  •
  May seek additional opinions from other consultants at any time;

  •
  Reviews and approves annually the consultant's scope of work, both for duties provided to the Committee and for duties provided to management;

  •
  Approves annually the consultant's fee structure for services rendered, and the Chairman of the Committee reviews and approves actual fees incurred quarterly;

  •
  Reviews annually:

  •
  Fees paid by the Company to the consultant for all services provided to the Company;

  •
  Structural safeguards to assure the independence of the consultant;

  •
  Conducts an annual formal review of the consultant's performance; and

  •
  Is responsible for determining whether, and under what circumstances, the consultant participates in Committee meetings and executive sessions.

        Hewitt is also the third-party record-keeper for all of Cummins U.S. qualified pension plans. This service is completely separate from the consultant's work and is provided under a separate contractual arrangement by a separately-managed business unit. Hewitt was awarded contracts for both streams of work under separate competitive bidding processes. The Committee regularly reviews this arrangement and the objectivity and independence of the advice provided by the consultant.

        The Compensation Committee met four (4) times during 2008.

        Governance and Nominating Committee.    The current members of our Governance and Nominating Committee are J. L. Wilson (Chairman), R. J. Darnall, R. J. Bernhard, R. K. Herdman, A. M. Herman, W. I. Miller, G. R. Nelson and C. Ware. All members are Independent Directors. The Governance and Nominating Committee reviews and makes recommendations to the Board with respect to membership, size, composition, procedures and organization of the Board of Directors. The Committee uses its network of contacts to identify potential director candidates, but may also engage, if it deems appropriate, a professional search firm. This Committee will also consider shareholders' recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Board of Directors, must be submitted in writing to our Secretary in accordance with the procedures established in our By-Laws. The Committee has not rejected a candidate recommended by any shareholder during the preceding year. At the February 2009 Board meeting, the Committee recommended and the full Board approved the nomination of Mr. Linebarger, President and Chief Operating Officer, to stand for election at the annual meeting.

        As required by our Corporate Governance Principles, the Committee must recommend director nominees such that the Board is comprised of a majority of Independent Directors and possesses a variety of experience and background, including those who have substantial experience in the business community, those who have substantial experience outside the business community such as public, academic or scientific experience, and those who will represent the stakeholders as a whole rather than special interest groups or constituencies. In particular, as it considers possible directors the Committee will seek out candidates who represent the diverse perspectives of all people. Each director nominee is chosen without regard to gender, race, religion, national origin or sexual orientation. The Committee will consider potential directors who demonstrate the attributes of our core values: integrity, corporate responsibility, diversity, global involvement, innovation and delivering superior results. Each candidate should have sufficient time available to devote to our affairs and be free of any conflict of interest that would violate any applicable law or regulation, or interfere with the proper performance of his or her responsibilities and should also possess substantial and significant experience that would be of particular importance to us in the performance of his or her duties as a director. The Committee does not intend to alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether the candidate was recommended by a shareholder or not.

        Committee members annually review the performance of our Chief Executive Officer based upon performance against a work plan, considering both quantitative and qualitative measures. The Committee reports the results of such review to the Compensation Committee. The Committee also monitors meeting attendance of Board members.

        The Governance and Nominating Committee met five times during 2008.

        Executive Committee.    The members of our Executive Committee are T. M. Solso (Chairman), W. I. Miller and J. L. Wilson. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of our business and affairs during the intervals between meetings of the Board of Directors. It also acts upon matters specifically delegated to it by the full Board of Directors. The Executive Committee acted three times by written consent during 2008.

        Other Committees.    In addition to the Committees described above, the Board of Directors has established the following additional committees: Finance Committee (W. I. Miller (Chairman), R. J. Darnall, R. J. Bernhard, R. K. Herdman, C. Ware and J. L. Wilson); Proxy Committee (W. I Miller (Chairman) and R. J Darnall); and the Safety, Environment and Technology Committee (G. R. Nelson (Chairman), R. J. Bernhard, R. K. Herdman, A. M. Herman, W. I. Miller, and C. Ware).

        Communication with the Board of Directors.    Shareholders and other interested parties may communicate with the Board of Directors, including the Lead Director and other non-management directors, by sending written communication to the directors c/o our Secretary, 500 Jackson Street, Mail Code 60903, Columbus, Indiana 47201. All such communications will be reviewed by the Secretary or her designee to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are related to our products and services, are solicitations or otherwise relate to improper or irrelevant topics as determined in the sole discretion of the Secretary or her designate.

        The Secretary maintains and provides copies of all such communications, received and determined to be forwarded, to the Governance and Nominating Committee in advance of each of its meetings and reports to the Committee on the number and nature of communications that were not determined to be forwarded.

        We require all director nominees standing for election at an Annual Meeting of Shareholders to attend such meeting. All director nominees standing for election at the 2008 Annual Meeting of Shareholders were present. We expect that all director nominees standing for election at the Annual Meeting will be present.

        The table on the following page sets forth information regarding the directors' compensation during 2008.

 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2)($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
R. J. Bernhard	$75,000	$75,000	$0	$0	$150,000
R. J. Darnall	$88,000	$75,000	$909	$0	$163,909
R. K. Herdman	$78,000	$75,000	$0	$0	$153,000
A. M. Herman	$86,500	$75,000	$9,177	$0	$170,677
W. I. Miller	$80,000	$75,000	$24,940	$0	$179,940
G. R. Nelson	$84,000	$75,000	$3,717	$0	$162,717
C. Ware	$79,000	$75,000	$0	$0	$154,000
J. L. Wilson	$94,500	$75,000	$27,449	$0	$196,949
J. M. Deutch	—	—	—	$64,890	$64,890
(1)
Fees Earned or Paid in Cash were as follows:

Director	Board Retainer	Special Meeting Fees	Lead Director Fee	Committee Chaired	Committee Chair Fees	Total
R. J. Bernhard	$75,000					$75,000
R. J. Darnall	$75,000	$3,000		Audit	$10,000	$88,000
R. K. Herdman	$75,000	$3,000				$78,000
A. M. Herman	$75,000	$4,000		Compensation	$7,500	$86,500
W. I. Miller	$75,000	$0		Finance	$5,000	$80,000
G. R. Nelson	$75,000	$4,000		Safety, Environment and Technology	$5,000	$84,000
C. Ware	$75,000	$4,000				$79,000
J. L. Wilson	$75,000	$2,000	$12,500	Governance & Nominating	$5,000	$94,500

(2)   1,116 shares of stock were awarded to each director, except for Mr Bernhard, who received 1,665 shares. The shares comprised one-half the value of the annual retainer fee. These shares are "restricted" under our policy requiring directors to hold these shares for three years, but are otherwise immediately vested following award. The shares were granted assuming a market value of $67.187, which was the preceding twenty-day average of closing prices of our Common Stock on the NYSE on the grant date of May 22, 2008. Mr. Bernhard's shares were granted assuming a market value of $45.026, which was the preceding twenty-day average of closing prices of our Common Stock on the NYSE on the grant date of October 13, 2008, the date Mr. Bernhard's term began. The amounts shown in the table reflect the dollar value of the compensation cost of all outstanding stock awards recognized for 2008, computed in accordance with FAS 123R. Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the stock awards for 2008 are included in the Notes to Consolidated Financial Statements in the 2008 Annual Report on Form 10-K, and such information is incorporated herein by reference.

        As of December 31, 2008, the total outstanding shares of restricted stock, by director, were as follows:

Director	Outstanding Restricted Stock Shares
R. J. Bernhard	1,665
R. J. Darnall	9,101
R. K. Herdman	1,116
A. M. Herman	9,101
W. I. Miller	9,101
G. R. Nelson	9,101
C. Ware	9,101
J. L. Wilson	9,101

(3)   These amounts represent "Above Market" earnings in the Deferred Compensation Plan, as described above. "Above-market" is defined as the amount of earnings that exceeded 120% of the applicable federal long-term rate published by the U.S. Internal Revenue Service. The amount shown for Mr. Ware is -0- since he sustained a $34,651 loss in his Deferred Compensation Plan account, and therefore had no "Above-Market" earnings.

(4)   Dr. John Deutch did not stand for re-election last year; therefore, his term ended May 13, 2008. Compensation for this term was paid in 2007 and described in last year's proxy. Prior to expiration of his term in May 2008, Dr. Deutch served as Chairman of the Company's Science and Technology Advisory Council, consisting of distinguished academic, research and other members of the scientific community, who regularly advise senior executive management and the full Board on the direction and implications of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For these services, Mr. Deutch was paid $20,250 during 2008. In addition, premiums totaling $44,640 were paid on life insurance policies in connection with Mr. Deutch's participation in the Cummins Inc. Charitable Bequest Program, as described above. Policies for all other non-employee directors who participate in the program are fully paid and, therefore, no premiums were payable in 2008.

        Each non-employee director was paid a $150,000 annual retainer fee, $75,000 of which was paid in cash and $75,000 of which was paid in the form of Common Stock. The stock awards cannot be sold for three years, but are otherwise immediately vested upon grant. The Chairmen of the Finance Committee, the Governance and Nominating Committee and the Safety, Environment and Technology Committee receive an additional annual cash retainer fee of $5,000. The Audit Committee Chairman receives an additional $10,000 annual cash retainer fee and the Compensation Committee Chairman receives an additional $7,500 annual cash retainer fee. The Lead Director receives an additional annual cash retainer fee of $12,500. Committee members also receive $1,000 for attending a committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors.

        As part of our overall support of charitable and educational institutions we have established the Cummins Inc. Charitable Bequest Program in which non-employee directors first elected prior to 2004 are eligible to participate. Following the death of a director we will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director. We have purchased life insurance policies on each participating director, the proceeds of which fund donations under the program. Directors do not receive any direct financial benefit from the program since all charitable deductions accrue to us.

        We have a Deferred Compensation Plan for non-employee directors, pursuant to which directors may elect to defer receipt of all or any portion of their compensation while they serve as a director. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed fifteen, as specified by the director. Upon a change in control of the Company, such deferred compensation and interest is paid in cash to the director in one lump sum. Accounts are credited with earnings based on each participant's selection among three alternatives: Standard & Poor's 500 Index, Lehman Bond Index or 10-Year Treasury Bill + 4%. The latter option was revised to be 10-Year Treasury Bill + 2% effective January 1, 2006.

        Each non-employee director is required to maintain direct ownership of shares of our Common Stock including stock awards equal to or greater in value to three times his or her annual total retainer fee. This ownership requirement must be achieved by 2010 for non-employee directors who were first elected prior to 2004. Non-employee directors first elected after 2003 must comply with the requirement within six years of becoming a member of the Board.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Principles of Cummins Executive Compensation Program

        Our executive compensation program is designed to attract, motivate and retain people with the skills required to achieve our performance goals in the competitive global business environment. The program is designed to reflect the individual's contribution and the performance of the Company, while striking an appropriate balance between short-term and longer-term performance.

        We are committed to the concept of pay for sustained performance. We evaluate performance over several periods of time. While the specific elements of executive compensation vary from time to time, our executive compensation program focuses on this central principle of pay for performance, both in program design and the specific awards.

        In addition to pay for performance we and the Compensation Committee of our Board of Directors (the "Compensation Committee" or "Committee") consider the following principles when designing and implementing compensation programs for our officers:

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  Programs should provide a competitive compensation "opportunity"; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if our Company does well and that total compensation should vary in relation to our performance.

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  The target compensation opportunity should be at the median of the range when compared to the compensation of individuals in U.S. manufacturing companies with comparable job scope and size when financial performance meets certain targets established in the annual operating plan which are approved by the Board of Directors.

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  There should be a balance between annual and longer-term elements of compensation.

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  The more senior a person's position, the more the compensation should be "at risk"—dependent on our performance.

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  Our stock should be an important part of the program in order to link management's compensation with shareholders' expectations. As stated above, the greater the level of responsibility of the person, the more the compensation should be stock-based.

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  The system should be transparent to our investors and as simple and easily understood as possible.

The Company's Approach to the 2009 Economic Situation

        We are very aware that the current economic situation has caused much uncertainty. While we continue to follow the objectives and principles of compensation discussed in this section, we are taking several actions in 2009. All officers of Cummins, including the Named Executive Officers, are taking a 10% base salary reduction in 2009. In addition, all Directors have agreed to waive 10% of the cash portion of their base Director retainer fee for 2009. This reduction will take effect in May 2009 when Directors are compensated. We will continue to monitor the economic situation closely throughout the year to make sure our compensation philosophy is appropriate.

Achieving the Performance-Based Principle

        Our program strongly supports pay for performance. The more senior the position, the more pay should be "at risk", dependent on our performance.

        To illustrate how our executive compensation program achieves these objectives, set forth below are the percentages for each of the three elements that make up target total direct compensation opportunity (excluding benefits and perquisites) provided to our CEO and our other Named Executive Officers in 2008, other than Mr. Ward and Ms. Blackwell, who overlapped during our CFO transition period.

		At Risk Based on Performance:
	Base Salary	Target Annual Bonus	Target Longer term Grants
T. M. Solso	16.5%	18.1%	65.4%
Other Named Executive Officers	24.0% – 29.1%	18.7% – 24.1%	52% – 56.3%

Overview of How Compensation is Determined

        Members of our senior management (our management Executive Committee) recommend compensation actions to our CEO for officers in the areas for which they are responsible (but not with respect to their own compensation). Taking these recommendations into consideration, our CEO makes recommendations to the Compensation Committee regarding each officer (including members of the Executive Committee, but excluding himself). Our management Executive Committee and our CEO base these recommendations on assessments of individual performance and potential to assume greater responsibility, as well as market data for each position. Our CEO discusses the recommendations and performance of the officers with the Committee. The Committee reviews our CEO's recommendations, may make modifications, and then makes the final decisions regarding each officer's compensation based on the market data and a discussion of individual and Company performance. The officer compensation review occurs annually at the February Compensation Committee meeting since this is the first Committee meeting after year-end and provides the earliest opportunity to review and assess performance for the previous year.

        As part of its review process, the Committee has access to input of an independent executive compensation consultant, Hewitt Associates, retained by the Committee. (The role of the independent consultant is described in more detail in the "Corporate Governance" section of this proxy.) The Committee reviews the recommendations, may make modifications, and makes the final decisions regarding each officer's compensation.

        On an annual basis, our CEO discusses in detail his priorities and objectives with the Governance and Nominating Committee. The Governance and Nominating Committee formally reviews our CEO's performance annually. This review is based on our CEO's performance against specific objectives, which includes the progress made by our Company in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Compensation Committee, considers both quantitative and qualitative performance matters and is a key factor in setting our CEO's compensation. Specific business objectives and goals that were part of our CEO's performance review for 2008 included the financial performance of our Company, progress towards achieving our Company's long-term strategic objectives and the development of key leadership talent.

        The Committee meets in executive session to determine the compensation of our CEO. In this discussion, the Committee has access to data and advice from its consultant. No recommendations are made by any members of management regarding the compensation of our CEO. The Committee then makes the final decisions regarding our CEO's compensation.

        The Committee regularly reviews all elements of our executive compensation program and makes changes it deems appropriate. These reviews include general comparisons against a broad proprietary survey of U.S. manufacturing companies prepared by the consultant, including selected market practices, for the following:

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  Executive compensation principles

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  Competitive pay objectives

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  Supplemental retirement plans

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  Deferred compensation plans

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  Change in Control compensation protection programs

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  Base salaries

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  Annual bonus plans

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  Long term grant strategy

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  Stock ownership guidelines

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  Executive perquisites

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  Personal use of Company aircraft

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  Severance practices for officers

        The Committee has determined that if any of our financial statements are required to be materially restated resulting from the fraudulent actions of an officer, the Committee may direct that we recover all or a portion of an award or any past or future compensation other than base salary from any such officer with respect to any year for which our financial results are adversely affected by such restatement.

Tax Considerations

        Section 162(m) of the Internal Revenue Code limits the corporate tax deduction to one million dollars for compensation paid annually to any one of our Named Executive Officers, unless the compensation meets certain requirements. The Committee adopted changes to our compensation program, approved by shareholders in 1995, that qualify payments under our Senior Executive Bonus Plan and Senior Executive Longer-Term Performance Plan for tax deductibility under Section 162(m). Payments under the Senior Executive Bonus Plan and the Senior Executive Longer-Term Performance Plan each year are certified by the Committee and the Committee does not have any discretion to adjust the plans' payouts upward in order to comply with the requirements of Section 162(m).

        As explained below, the base salaries of our Named Executive Officers are set at the median of the range of the salaries of individuals with similar positions in companies among a broad group of major U.S. manufacturing companies where the data have been size-adjusted using statistical techniques to reflect our relative size. The Committee has indicated that it intends to continue this policy notwithstanding the provisions of Section 162(m). As a result of the foregoing, the portion of our CEO's base salary that exceeded one million dollars in 2008 will not qualify for tax deductibility under Section 162(m).

Compensation Program Elements

        Our executive compensation program consists of three principal elements: base salary, annual bonus and longer-term compensation. In total, these elements are designed to fulfill our basic goals of linking pay to financial performance and paying competitively. All officers participate in each element of the program, but in varying degrees.

        We and the Committee use survey data provided by the consultant to determine competitive levels of pay. The survey information includes two hundred twenty-seven U.S. manufacturing corporations, and the Committee has chosen not to create a more specific compensation peer group. The companies in the database have annual sales volumes ranging from $210.0 million to $214.09 billion, with average sales of $12.94 billion. A list of the manufacturing companies in the database is provided as Appendix B.

        Each of our officer positions is compared to the same job using regression analysis to calculate median levels of base salary, target annual bonus participation and longer-term grant target value for the scope of responsibility for each of our positions among U.S. manufacturing companies in the consultant's survey database.

        We and the Committee believe that the broader survey base of major U.S. manufacturing companies provides a reasonable and more useful measure of market compensation and allows more consistent year-to-year market comparison than would a smaller peer group of companies. The survey's statistical tools calculate market compensation for the specific levels of responsibility for each position. For example, our total sales of the Company are used to calculate the market median compensation levels for officers who have overall responsibility relating to our entire Company; the sales volume for an operating segment would be used for officers responsible for that business.

        Each element of pay described below is intended to provide total compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position for comparable performance.

1.     Base Salary

        Base salary is reviewed annually. It is the only fixed portion of our executive's compensation. Base salary is normally set in the median range of base salaries of individuals with similar positions in U.S. manufacturing companies of similar size to the Company. The survey data provide regression formulas to calculate market compensation percentile levels for the U.S. manufacturing companies in the database, considering each position's scope and size.

        Individual performance, assessments of each officer's capability to assume larger roles and market data for each position are prime factors considered by the Committee each year in determining the amount of base salary increase.

2.     Annual Bonus

        Annual bonus opportunities are designed to link executive pay to our annual performance. Annual bonuses are equal to annual base salary multiplied by the participation percentage assigned to each job position multiplied by a payout factor. For example:

$550,000	Annual Base Salary paid during the year
× 60%	Participation Percentage
× 1.5	Payout Factor based on Company performance for the year

$495,000	Annual Bonus

        Each participant is assigned a participation rate as a percent of his or her annual base salary. Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly sized companies. The participation rates for 2008, expressed as a percentage of base salary paid were:

T. M. Solso	110%
F. J. Loughrey	75%
J. S. Blackwell	65%, revised to 40% effective June 1
T. Linebarger	65%, increased to 75% effective July 1
J. D. Kelly	65%
P. J. Ward	35%, increased to 50% effective May 1

        Mr. Loughrey was President and Chief Operating Officer until August 1, when he became Vice Chairman. Mr. Linebarger was Executive Vice President—President Power Generation until August 1, when he became President and Chief Operating Officer. Ms. Blackwell was Executive Vice President and Chief Financial Officer until May 1; she assisted Mr. Ward as the new Chief Financial Officer in the transition until June 1, when she became Executive Vice President—Corporate Responsibility and CEO, Cummins Foundation. Mr. Ward was Vice President—Engine Business Controller until May 1, when he became Vice President—Chief Financial Officer. The bonus participation rates shown above reflect these responsibility changes.

        The payout factor is calculated based on a formula annually approved by the Committee. For purposes of this plan, our performance is measured by Return On Average Net Assets (ROANA) as defined by the plan. ROANA is calculated as follows:

        The numerator is Segment EBIT, which for compensation purposes is defined as direct earnings before interest expense, provisions for income taxes and minority interests in earnings of consolidated subsidiaries and before consideration of any corporate expense allocations. The denominator is Average Net Assets which are derived directly from the consolidated balance sheet and excludes debt and related financing accounts, deferred tax amounts and certain pension and post retirement liability accounts. Average Net Assets are then allocated to the appropriate operating segment.

        Payout factors are determined using actual ROANA measures compared to plan target ranges.

        For officers working outside the corporate staff, 50% of their annual bonus is based upon the performance of their specific operating unit and 50% of the bonus is based upon our consolidated corporate plan. The definition of performance is the same for both the operating and corporate elements of the plans. We believe that the measure of performance needs to balance both profit and stewardship of our assets. As such, we use a defined ROANA measure as described above to determine the payout factors in the operating plans.

        In setting the financial targets for the annual bonus each year, the Committee reviews the levels of difficulty of the operating plan for each unit, considering the markets involved and the current economic environment. The Committee then establishes appropriate challenging targets to receive a 1.0 payout. Our consolidated corporate performance is the weighted average payout of the operating unit measures. Setting the targets with appropriate levels of difficulty underscores the importance of achieving or exceeding the performance commitments each operating segment establishes annually. This approach requires increasingly difficult targets during economic upturns, and realistic goals that maximize performance during cyclical downturns. As evidence of the difficulty of the targets, over the last ten years the 1.0 target level has been achieved or exceeded 50% of the time.

        The 2008 annual bonuses for T. M. Solso, F. J. Loughrey, and J. S. Blackwell were based on the corporate weighted average formula. The 2008 annual bonus for T. Linebarger for the first six months of the year was based one-half on the performance of the power generation operating segment and one-half on the weighted average corporate formula; for the second six months his bonus was based solely on the corporate formula. The 2008 annual bonus for J. D. Kelly was based one-half on the corporate weighted average formula and one-half on the performance of the engine operating segment. The 2008 annual bonus for Mr. Ward for the first four months of the year was based one-half on the corporate weighted average formula and one-half on the performance of the engine operating segment; for the last eight months his bonus was based solely on the weighted average corporate formula.

        The payout factor for the corporate weighted average formula was 0.8. The payout factor for the portion of Mr. Linebarger's 2008 annual bonus determined by the power generation operating segment performance was 0.8; the payout factor for the portion of Mr. Kelly's 2008 annual bonus determined by the engine operating segment performance was 0.6.

        The Committee has the flexibility to establish performance measures annually that are appropriate for our financial goals, underscoring the principle of pay for performance. The Committee also determines certain exclusions from operating performance measures which result from decisions made at the corporate level, such as acquisitions, divestitures, or joint venture formations in the initial year if they were not anticipated at the time targets were established, pension plan contributions above required levels, and convertible debt. Certain corporate expense allocations are also excluded from the individual operating segment performance calculations. In 2008, the ROANA calculations excluded the impact associated with flood damages, certain losses associated with externally managed investments, as well as special charges resulting from restructuring actions.

        Performance varied by business, resulting in the 2008 payout factor for each of the Named Executive Officers varying between 0.7 and 0.8:

Operating Segment	ROANA for 1.0 Payout Factor	Weightings for Calculating Corporate Bonus
Engine Business	49.20%	45.6%
Power Generation Business	42.90%	25.3%
Distribution Business	25.93%	13.1%
Components Group	19.62%	16.0%

		100%

        The components group segment ROANA represents the weighted average performance targets for the businesses within that segment.

        In order to earn a 1.0 target payout factor for 2008, the targets set in the operating plan would have required 22% growth in EBIT on a 13% growth in net sales while prudently managing our assets (EBIT is the numerator in calculating the ROANA performance measure). The payout factors are capped at 2.0. Performance required for the maximum payouts in 2008 represent levels that significantly exceed the target levels, 16% greater than the 1.0 level cumulatively. The threshold payout of .1 (10% of the target payout) would have required performance that was 62% of the 1.0 level.

        In addition to the financial measures used to determine the payout factor, minimum levels of consolidated corporate performance called performance hurdles are required, ensuring that certain cash flow and other commitments are met. Regardless of the financial performance with respect to the operating measures described above, the performance hurdles must be achieved in order for any annual bonus to be paid. For 2008, the performance hurdles required three conditions: (1) that our net income, including the bonus payout expense, must be greater than zero; (2) that our free cash flow, defined as cash flow from operations less capital, software and joint venture investments, must be equal to or greater than our projected dividend payments; and (3) that all payouts were subject to review by the our Chief Financial Officer to ensure that such payments will not cause any company metric to be less than the credit metrics required for an investment grade or constitute a violation of any loan covenants or other financial restrictions in existence. The performance hurdle is the same for 2009.

        Performance targets established for our 2009 annual bonus plan reflect targets set in our 2009 annual operating plan as approved by the Board of Directors. For the 2009 annual bonus plan, the EBIT target would be the fifth best performance in our history. These targets are difficult in light of the global economic recessionary environment in which we are anticipating approximately a 20% reduction in net sales for 2009, and significantly higher EBIT performance than in the last recession.

3.     Longer-Term Compensation

        Our Longer-term compensation program consists of performance cash awards and stock-based grants. The Committee believes an equal payout opportunity from each type of performance-based award is appropriate, and grants have been made accordingly.

Performance Cash Awards

        Performance cash awards are granted as target awards expressed as a dollar amount for each participant. Multiples of the target award are earned and paid in cash, ranging from zero to two times the target award, based on how well we achieve performance measures established by the Committee over a specified measurement period. Performance cash awards are granted under the Senior Executive Longer-Term Performance Plan.

        Annually the Committee grants target awards to be earned based on our performance over a period of time called the "award cycle." Since 2003, the award cycles have been overlapping two-year periods, and the performance measure determining the actual payouts has been consolidated and reported return on equity (ROE). These target awards are expressed as a dollar amount, each reflecting one year of grant value.

        The target award will be paid if we achieve the level of return on equity provided by achieving a target based on (a) our annual operating plan for the first year and (b) an agreed target level for the second year of the award cycle, measured cumulatively for the two-year period. The ROE for each award cycle is calculated as the cumulative net income for the two-year period divided by the average equity for the two-year period, divided by two. The average equity for the two-year award cycles is calculated using nine points: the beginning of the first year of the award cycle and each of the eight quarter-ending values. The numerator is Profit after Tax (PAT) for the two-year period. The equity calculation is adjusted for changes to equity related to unrecognized pension and other post employment benefit (OPEB) amounts and equity transactions not built into the operating plan such as Common Stock share repurchases. The Compensation Committee has the discretion to adjust the payouts downward, but not upward, once it establishes the performance measures each year.

        The degree of difficulty for achieving the annual operating plan was discussed in the annual bonus discussion. As an indication of the difficulty of the targets, the payout factors have averaged .86 over the last fifteen years.

        The performance cash payouts made in 2008 were for the 2006 - 2007 award cycle. A 2.0 payout factor for that award cycle required performance equal to 130% of the target performance level. The target award was set at 16.99% ROE. Actual performance for 2006 - 2007 was 23.4% ROE. Therefore, the payout factor was 2.0.

        For the 2008 - 2009 award cycle, with payout in 2010, the target award requires an ROE of 20.83% for the two-year period. The maximum that can be paid is 200% of the target award for performance that represents significant improvement above the 1.0 target level; performance equal to 120% of the target performance level would be required for a 2.0 payout factor. The threshold payout is 10% of the target award; performance equal to 60% of the target performance level would be required for a .1 payout factor.

Stock Awards

        In 2003 shareholders approved the 2003 Stock Incentive Plan. Annual grants awarded since 2004 have been comprised solely of target awards of performance shares. No stock options were awarded to any of the Named Executive Officers between 2004 and 2008.

        The target award of performance shares granted to each participant in 2008 for the 2008 - 2009 award cycle is expressed as a number of shares of our Common Stock. A percentage of the target award number of shares will be earned, ranging from zero to 200% of the target award, based on the same ROE performance measures and, therefore, the same payment factor as the performance cash grants previously discussed. Any performance shares that are earned will remain restricted for one additional year, until March 2011. Any performance shares will be forfeited if the participant ceases to be an employee during the restriction period, unless an exception is approved by the Committee. Such exceptions are rarely made, except in the instance of retirement.

        Beginning in 2009, the Committee decided to use a blended approach for stock-based awards, adding stock options. The target grant value of the stock-based grants to be made in 2009 will be provided equally by performance shares and stock options. The target amount of the total stock awards (performance shares and stock options) is not being increased in comparison to last year's awards.

        Stock options will support improving our stock price and increasing shareholder value by providing compensation that is based solely on stock price growth. We believe that the use of stock options in addition to performance shares more closely aligns executive compensation with both the financial performance of our Company and shareholder returns. We plan to continue this blended approach for at least the next three annual grants.

        Officers are prohibited from engaging in forms of hedging or monetization transactions involving the establishment of a short position in our securities, such as zero-cost collars and forward sale contracts.

Longer-Term Grant Methodology

        Longer-term grants have been made at the February meetings since 1997. The practice has been to make compensation decisions at the earliest Compensation Committee meeting after the end of the year, based on assessments of each officer's performance and ability to assume additional responsibility, and a review of market data for each position.

        In determining the appropriate market levels for longer-term grants, the Compensation Committee uses a valuation methodology developed by its consultant to compare the value of the grants to the market. This method calculates a present value for the performance cash and performance shares. A six-month average price of our stock is used in calculating the present value of the performance shares for market comparisons. The projected value of the longer-term grants is evenly divided between performance cash and stock awards.

        Grant amounts under the longer-term plan elements have been set to provide "at target" total compensation opportunity at the median of the comparable level of longer-term incentive compensation provided by similarly-sized U.S. manufacturing companies in the survey base for similar positions and scope. The Committee reviews the proportion of total compensation that is dependent on our performance in determining the allocation of the compensation opportunity among each of the elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on our performance than do less senior positions.

        ROE has been the measure on which longer-term grants are earned because we believe that it provides a measure of profitability relative to the shareholder's stake in us over the performance period, and because historical data have indicated a strong, positive correlation between ROE and our stock price growth.

        We believe that the performance shares forge a strong linkage of interests between management and shareholders since the value participants actually receive is determined by both performance relative to our pre-established financial goal, as well as our stock price. We believe that a two-year performance measurement period provides the ability to set targets that are focused and more accurately planned than could be done for longer timeframes. Furthermore, the additional year of restriction for earned performance shares beyond the two-year performance period provides a longer retention time-frame for the participants, and ensures continued focus on sustained stock price growth for that period.

Stock Ownership Requirements

        The Committee believes that our officers should own significant amounts of our stock. To underscore this, we have adopted formal stock ownership guidelines requiring our officers to own such number of shares of our Common Stock having a total value equal to the following multiples of their respective base salary: CEO, five times base salary; other designated officers (including all of the Named Executive Officers other than the CEO), three times base salary; all other officers, one times base salary.

        These ownership requirements are expressed as a set number of shares for defined bands of salary. The numbers of shares required are reviewed periodically and established by the Committee based on the average market price of our stock over a three-year period.

        Officers have five years from the date of their initial appointments to meet their requirement. An officer whose salary increases to the level of a new salary band (and higher stock ownership requirement) will have three years to achieve the new higher level.

        All of the Named Executive Officers have met their stock ownership requirement or are on track to do so.

        As described under "Directors Compensation", we also adopted formal stock ownership guidelines for non-employee members of the Board of Directors, requiring stock ownership equal to three times the amount of their total annual retainer fee. All Directors have met their stock ownership requirements or are on track to do so.

Benefits and Perquisites

        Our officers participate in the full range of benefits and are covered by the same plans as other exempt employees. We target our total benefit package to be at the median of the market for U.S. manufacturing companies.

        In addition to these benefits, our officers participate in our Supplemental Life Insurance and Deferred Income Program. This program is provided to attract and retain key leadership talent in senior positions. This program provides additional life insurance equal to three times base salary while the officer is an active employee, and additional retirement payments, which are offset by and coordinate with payments from our regular retirement plans. The supplemental retirement provision "tops up" the pension available from our regular pension plans to provide a total benefit based on a percentage of the officer's highest average consecutive sixty-month (five years) base salary and annual bonus received during the last ten years of employment. The total replacement formula is 2% for each of the first 20 years and 1% for each of the next 10 years, with a maximum 50% total after 30 years of service. The two highest compensated Named Executive Officers (Messrs. Solso and Loughrey) receive an additional benefit, exceeding the benefit for other participants by 10%. For some officers who joined us mid-career, including Ms. Blackwell among the Named Executive Officers, retirement benefits under this program are accumulated at an accelerated rate: 4% for each of the first 10 years, 2% for each of the next 5 years, with a maximum 50% total after 15 years of service. Market data have indicated that this program provides competitive levels of life insurance and retirement benefits for these positions.

        Our officers, including the Named Executive Officers, are eligible to participate in our non-qualified deferred compensation plan, as are all exempt U.S. employees whose salaries equal or exceed $100,000. This program is designed to provide opportunities for capital accumulation on a tax-deferred basis and financial planning, and to meet competitive market practice.

        Perquisites do not comprise a major element in our executive compensation program.

        We provide support to our Named Executive Officers for the services of a financial counselor. The financial counselor provides estate and tax planning advice and tax return preparation. The fees for these services are detailed in the Summary Compensation Table. Since these financial counselors are familiar with our compensation and retirement plans, our Named Executive Officers' financial planning and tax return preparation are enhanced, thereby providing a benefit to our Company and our Named Executive Officers.

        Our officers may use our aircraft for reasonable personal use, following a prescribed approval process. The Committee reviews the level of usage annually. We believe that our officers' ability to use a company plane for limited personal use saves time and provides additional security for them, thereby benefiting our company. The reportable value of such personal use by our Named Executive Officers is detailed in the Summary Compensation Table.

        Executive physical examinations are available for all officers. The Committee considers this practice to be good corporate governance and a direct benefit to our company.

Post-Employment Compensation:

Severance Arrangements

        We do not have formal severance agreements with any of the Named Executive Officers.

        However, the Committee has established a policy that any of the Named Executive Officers, if terminated other than for cause, would generally be entitled to receive up to 12 months base salary as severance, paid as salary continuation, and a pro-rated portion of his or her annual bonus for the portion of the year prior to termination, payable at the normal time and using the same payout factors as for all other participants. All of these elements would require a signed release of claims agreement.

        All aspects of severance for officers whose employment terminates other than by standard retirement are reviewed with and approved by the Committee.

Confidentiality and Non-Compete Agreements

        Each officer has signed an agreement not to disclose our confidential information or to accept employment with certain competitors during, and for 12 months subsequent to, the time the officer is employed by us.

Change in Control Compensation Protection Provisions

        Our change in control compensation protection plans require the occurrence of two events to trigger payments: (1) a "Change in Control", and (2) termination or reduction in responsibilities and circumstances of the officer within two years of the Change in Control.

        Upon the occurrence of both triggering events, certain benefits would be provided to all of our Named Executive Officers plus five other senior officers, including a severance payment equal to three years' base salary plus three annual bonus payments calculated at a 1.0 payout factor. We would also provide for the full vesting of certain insurance and retirement benefits and the continuation for the three-year severance period of certain other benefits.

        In addition to the severance provisions of the change in control compensation protection plans, there are provisions within our longer-term compensation plans that provide payment of outstanding awards in the event of a Change in Control, without requiring constructive termination of the officer.

        Our Senior Executive Longer-Term Performance Plan would provide immediate pro-rated payouts for all grants outstanding. The amount would be calculated as target dollar award multiplied by a 1.0 payout factor and multiplied by a pro-rata factor. The pro-rata factor would be calculated as the percentage of the years of the award cycle that had commenced when the Change in Control occurred. For example, if the award cycle was for 2008 - 2009, and a Change in Control took place on December 31, 2008, the pro-rata factor would be one-half.

        Our 2003 Stock Incentive Plan provides that, in the event of a Change in Control, outstanding awards become immediately vested or exercisable.

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,
ALEXIS M. HERMAN, CHAIR ROBERT J. DARNALL WILLIAM I. MILLER GEORGIA R. NELSON J. LAWRENCE WILSON

Summary Compensation Table and Supplemental Tables

        A summary compensation table and supplemental tables on the following pages disclose compensation information for the Named Executive Officers during our last completed fiscal year.

 SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Annual Salary	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and NQ Deferred Compensation Earnings (4)	All Other Compensation (5)	Total Compensation
T. M. Solso, Chairman and CEO	2008	$1,210,000	$0	$3,427,406	$0	$5,390,800	$3,078,182	$168,907	$13,275,295
	2007	$1,110,000	$0	$2,506,519	$0	$6,274,000	$3,340,221	$148,409	$13,379,150
	2006	$1,022,500	$0	$2,271,958	$0	$5,524,000	$4,604,073	$158,870	$13,581,401
J. S. Blackwell, Executive Vice-President	2008	$355,682	$0	$977,658	$0	$1,515,818	$632,272	$27,030	$3,508,459
—Corporate Responsibility and	2007	$575,000	$0	$729,924	$0	$1,829,500	$757,935	$125,060	$4,017,419
CEO, Cummins Foundation	2006	$525,000	$0	$631,211	$0	$1,546,000	$815,585	$91,296	$3,609,092
F. J. Loughrey, Vice Chairman	2008	$887,500	$0	$1,532,214	$0	$2,424,500	$2,220,291	$137,239	$7,201,744
	2007	$812,500	$0	$1,090,882	$0	$2,840,750	$2,382,030	$83,268	$7,209,430
	2006	$750,000	$0	$887,962	$0	$2,234,000	$2,598,194	$93,360	$6,563,516
T. Linebarger, President and Chief	2008	$695,000	$0	$1,391,264	$0	$1,473,400	$745,281	$22,107	$4,327,052
Operating Officer	2007	$615,000	$0	$896,100	$0	$1,820,000	$601,285	$27,442	$3,959,827
	2006	$565,000	$0	$810,930	$0	$1,542,400	$616,336	$21,021	$3,555,687
J. D. Kelly, Vice President and President—	2008	$560,000	$0	$1,286,132	$0	$1,228,800	$994,673	$29,972	$4,099,577
Engine Business	2007	$520,000	$0	$827,882	$0	$1,566,800	$1,004,379	$24,114	$3,943,175
	2006	$475,000	$0	$701,535	$0	$1,093,500	$1,276,473	$35,403	$3,581,911
P. J. Ward, Vice President and Chief Financial Officer	2008	$351,667	$0	$149,237	$0	$289,492	$329,886	$21,745	$1,142,027

(1)
Mr. Loughrey was President and Chief Operating Officer until August 1, when he became Vice Chairman. Mr. Linebarger was Executive Vice President—President Power Generation until August 1, when he became President and Chief Operating Officer. Ms. Blackwell was Executive Vice President and Chief Financial Officer until May 1; she assisted Pat Ward as the new Chief Financial Officer in the transition until June 1, when she became Executive Vice President—Corporate Responsibility and CEO, Cummins Foundation. Mr. Ward was Vice President—Engine Business Controller until May 1, when he became Vice President—Chief Financial Officer.

(2)
The Stock Awards represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R of awards pursuant to the 2003 Stock Incentive Plan. Included are the recognized expenses for grants of performance shares made in February 2005, February 2006, February 2007, and February 2008 to each of the Named Executive Officers, and for grants of restricted stock made to Messrs. Linebarger and Kelly in March 2006. There were no forfeitures in 2008 regarding any of these grants to the Named Executive Officers. Performance shares are earned and converted to shares of restricted stock based on the Company's performance over a two-year period. The shares of restricted stock so earned remain restricted for one additional year.

The grants of restricted stock made in 2006 to Messrs. Linebarger and Kelly become vested in one-third annual increments in March 2008, 2009, and 2010.

(3)
The amounts shown in this column consist of (i) payments made in February 2009 under the Senior Executive Target Bonus Plan for 2008 performance and (ii) payments made in 2008 for the Senior Executive Longer-Term Performance Plan based on the 2006-2007 Award Cycle. The payments for each Named Executive Officer from these sources were:

	T. M. Solso	J. S. Blackwell	F. J. Loughrey	T. Linebarger	J. D. Kelly	P. J. Ward
Senior Executive Target Bonus Plan	$1,064,800	$163,818	$532,500	$391,400	$254,800	$127,492
Senior Executive Longer-Term Performance Plan	$4,326,000	$1,352,000	$1,892,000	$1,082,000	$974,000	$162,000

TOTAL	$5,390,800	$1,515,818	$2,424,500	$1,473,400	$1,228,800	$289,492

(4)    The aggregate changes during 2008 in the actuarial present value of each Named Executive Officer's pension plans are as follows:

	T. M. Solso	J. S. Blackwell	F. J. Loughrey	T. Linebarger	J. D. Kelly	P. J. Ward
Cummins Inc. Pension Plan A (Qualified)	$37,413	$10,525	$0	$10,460	$37,046	$16,247
Cummins Excess Benefit Plan (Non-qualified)	$317,767	$47,090	$0	$61,451	$86,747	$15,346
Supplemental Life Insurance and Deferred Income Program (Non-qualified)	$2,592,230	$464,268	$2,136,410	$656,409	$804,590	$297,950

Total	$2,947,410	$521,883	$2,136,410	$728,320	$928,383	$329,543
Above-market earnings on non-qualified deferred compensation:	$130,772	$110,389	$83,881	$16,961	$66,290	$343

        "Above-market" is defined as the amount of earnings that exceeded 120% of the applicable federal long-term rate.

(5)    This column consists of the following:

	T. M. Solso	J. S. Blackwell	F. J. Loughrey	T. Linebarger	J. D. Kelly	P.J. Ward
Financial Counseling	$7,662	$7,612	$19,019	$8,001	$19,019	$13,015
Personal use of Company Aircraft	$141,886	$10,467	$104,019	$4,652	$0	$0
Life Insurance Premiums	$11,309	$901	$6,151	$1,404	$2,903	$680
Company Match in the Retirement and Savings Plan	$8,050	$8,050	$8,050	$8,050	$8,050	$8,050

TOTAL	$168,907	$27,030	$137,239	$22,107	$29,972	$21,745

        The Financial Counseling amounts include gross-ups to offset a portion of the taxable amount. The practice of grossing up these payments has been discontinued beginning in 2009.

        Personal Use of Company Aircraft was calculated using an average indicated hourly cost of $2,326 which is the incremental cost incurred by the Company.

        The following table complements the disclosures set forth in columns captioned Stock Awards and Option Awards of the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS

									All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units (#)		(3)
										Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T.M. Solso	2/11/08	$294,100	$2,941,000	$5,882,000	4,767	47,670	95,340	0	0	$2,429,263
J.S. Blackwell	2/11/08	$23,500	$235,000	$470,000	381	3,810	7,620	0	0	$194,158
F.J. Loughrey	2/11/08	$117,600	$1,176,000	$2,352,000	1,907	19,070	38,140	0	0	$971,807
T. Linebarger	2/11/08	$58,800	$588,000	$1,176,000	953	9,530	19,060	0	0	$485,649
	6/6/08	$29,400	$294,000	$588,000	477	4,770	9,540			$319,972
J.D. Kelly	2/11/08	$58,800	$588,000	$1,176,000	953	9,530	19,060	0	0	$485,649
P.J. Ward	2/11/08	$29,400	$294,000	$588,000	477	4,770	9,540	0	0	$243,079

(1)
The Company made Target Awards, expressed as dollar amounts, under its Longer-Term Performance Plan and Senior Executive Longer-Term Performance Plan in 2008. A multiple of the Target Award is earned based on the Company's Return on Equity (ROE) performance during 2008-2009. The amount earned and paid would range from zero to 200% of the Target Award amount. The Target Award will be earned if the Company's ROE for 2008-2009 is equal to the targeted ROE level established for that period as described in the Compensation Discussion and Analysis. The Threshold Payment (10% of the Target Award) will be earned if the Company's ROE is 60% of the targeted ROE for the period. The Maximum Payment (200% of the Target Award) will be earned if the Company's ROE is 20% above the targeted ROE for the period. The payments would be made in February 2010.

(2)
The Company made Target Awards of performance shares under its 2003 Stock Incentive Plan in 2008. The awards are expressed as a target number of shares of the Company's Common Stock. Shares are earned based on the Company's ROE performance during 2008-2009, based on the same measures as established for the Target Awards under the Longer-Term Performance Plan and Senior Executive Longer-Term Performance Plan. The number of shares earned can range from zero to 200% of the Target Award number of shares. The Target Award number of shares will be earned if the Company's ROE for 2008-2009 is equal to the targeted ROE established for the period as described in the Compensation Discussion and Analysis. The shares that are earned based on the Company's ROE performance for the 2008-2009 period become restricted stock for an additional year, with distribution occurring in March 2011, if the participant remains an employee of the Company. Dividends become payable after the shares become earned, including the year they are restricted stock.

(3)
The Grant Date Fair Value reflects the full market value (the closing price of Common Stock on the NYSE) on the dates of the grants.

        In addition to these grants of plan-based awards, each Named Executive Officer participates in the Annual Bonus Plan, as described in the Compensation Discussion and Analysis. The Annual Bonus is designed to link executive pay to the annual performance of our Company. The payout is calculated based on a formula approved by the Compensation Committee annually. Each participant is assigned a participation rate as a percent of salary. For purposes of this Plan, Company performance is measured by Return on Average Net Assets as defined by the Plan. The Annual Bonus is calculated as follows.

        (Annual Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor)

        The Payout Factors could range from zero to 2.0, in increments of .1.

        The following two tables are intended to enhance understanding of equity compensation that has been previously awarded and remains outstanding, including amounts realized on equity compensation during the last fiscal year as a result of the vesting or exercise of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	(1) Number of Shares or Units of Stock That Have Not Vested (#)	(3) Market Value of Shares or Units of Stock That Have Not Vested ($)	(2) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(3) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T.M. Solso	0	0	0	N/A	N/A	203,040	$5,427,259	133,990	$3,581,553
J.S. Blackwell	0	0	0	N/A	N/A	63,440	$1,695,751	29,210	$780,783
F.J. Loughrey	0	0	0	N/A	N/A	88,800	$2,373,624	59,670	$1,594,979
T. Linebarger	0	0	0	N/A	N/A	77,466	$2,070,666	34,620	$925,393
J.D. Kelly	0	0	0	N/A	N/A	72,346	$1,933,809	27,810	$743,361
P.J. Ward	0	0	0	N/A	N/A	7,600	$203,148	8,330	$222,661

(1)
Target Awards of performance shares were granted in February 2006 to be earned in a multiple ranging from zero to two times the Target Award, based on the Company's performance during 2006-2007. The performance shares became earned and converted to shares of restricted stock in February 2008, based on the Company's 2006-2007 performance. These restricted stock shares are shown in this column. The vesting date for the shares of restricted stock in this column was March 1, 2009. Also, Mr. Linebarger and Mr. Kelly each received a grant of 40,000 shares of restricted stock in 2006 (on a split-adjusted basis). These shares become vested in one-third annual increments March 17, 2008, March 17, 2009, and March 17, 2010. They are included in the totals in this column, as of year-end 2008.

(2)
Target Awards of performance shares were granted in February 2007 and February 2008 to be earned in a multiple ranging from zero to two times the target awards, based on Company performance during 2007-2008 and 2008-2009, respectively. Earned shares will be converted to shares of restricted stock for one additional year.

(3)
The price used to calculate the Market Value of outstanding shares was $26.73, the closing price of the Common Stock on the NYSE on December 31, 2008, the last trading day of the year.

        The outstanding Target Awards of performance shares as of 12/31/2008 for the 2007-2008 and 2008-2009 Award Cycles:

Name	Number of Units of Performance Shares	Date Earned and Converted to Restricted Stock	Vesting Date for Shares of Restricted Stock
T. M. Solso	86,320	2/20/2009	3/1/2010
	47,670	2/11/10	3/1/2011
J. S. Blackwell	25,400	2/20/2009	3/1/2010
	3,810	2/11/10	3/1/2011
F. J. Loughrey	40,600	2/20/2009	3/1/2010
	19,070	2/11/10	3/1/2011
T. Linebarger	20,320	2/20/2009	3/1/2010
	14,300	2/11/10	3/1/2011
J. D. Kelly	18,280	2/20/2009	3/1/2010
	9,530	2/11/10	3/1/2011
P. J. Ward	3,560	2/20/2009	3/1/2010
	4,770	2/11/10	3/1/2011

OPTION EXERCISES AND STOCK VESTED

	Option Awards		(1) Stock Awards	(3)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. M. Solso	0	$0	113,600	$5,839,040
J. S. Blackwell	0	$0	30,320	$1,558,448
F. J. Loughrey	0	$0	45,480	$2,337,672
T. Linebarger			30,320	$1,558,448
	0	$0	(2) 13,334	$642,032
J. D. Kelly			27,280	$1,402,192
	0	$0	(2) 13,334	$642,032
P. J. Ward	0	$0	2,280	$117,192

(1)
Target Awards of performance shares were granted in February 2005 to be earned in a multiple ranging from zero to one times the Target Award, based on the Company's performance during 2005-2006. The performance shares became earned and converted to shares of restricted stock in February 2007, based on the Company's 2005-2006 performance. These restricted stock shares became vested and were distributed February 14, 2008.

(2)
Mr. Linebarger and Mr. Kelly each received a grant of 40,000 shares of restricted stock in 2006 (on a split-adjusted basis). These shares become vested in one-third annual increments March 17, 2008, March 17, 2009, and March 17, 2010. The number of shares representing the one-third that became vested March 17, 2008 is shown in this table.

(3)
The values realized on vesting are calculated using the closing price of Common Stock on February 14, 2008 for the performance shares and March 17, 2008 for the restricted stock vested for Mr. Linebarger and Mr. Kelly.

 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
T. M. Solso	Cummins Inc. and Affiliates Pension Plan (Qualified)	37	$1,061,763	$0
	Excess Benefit Plan (Non-qualified)		4,205,994	$0
	Supplemental Life Insurance Plan (Non-qualified)		15,315,342	$0
J. S. Blackwell	Cummins Inc. and Affiliates Pension Plan (Qualified)	12	$164,239	$0
	Excess Benefit Plan (Non-qualified)		324,766	$0
	Supplemental Life Insurance Plan (Non-qualified)		2,775,728	$0
F. J. Loughrey	Cummins Inc. and Affiliates Pension Plan (Qualified)	35	$889,168	$0
	Excess Benefit Plan (Non-qualified)		1,801,832	$0
	Supplemental Life Insurance Plan (Non-qualified)		9,837,177	$0
T. Linebarger	Cummins Inc. and Affiliates Pension Plan (Qualified)	16	$204,594	$0
	Excess Benefit Plan (Non-qualified)		370,481	$0
	Supplemental Life Insurance Plan (Non-qualified)		2,374,512	$0
J. D. Kelly	Cummins Inc. and Affiliates Pension Plan (Qualified)	32	$851,997	$0
	Excess Benefit Plan (Non-qualified)		501,341	$0
	Supplemental Life Insurance Plan (Non-qualified)		4,451,942	$0
P. J. Ward	Cummins Inc. and Affiliates Pension Plan (Qualified)	21	$158,752	$0
	Excess Benefit Plan (Non-qualified)		39,750	$0
	Supplemental Life Insurance Plan (Non-qualified)		969,041	$0

        The Cummins Inc. and Affiliates Pension Plan A is a Cash Balance Pension Plan ("Plan A"). Participants receive Pay Credits equal to 6% of Total Monthly Pay, defined as Base Salary and Annual Bonus payments. Individual accounts are maintained for each participant. The accounts receive Interest Credits equal to Thirty-Year Treasury Bond rate plus 1%. Participants are 100% vested in the Plan A benefit upon attaining five years of service.

        The Excess Benefit Plan provides non-qualified pension benefits in excess of limitations imposed by the Internal Revenue Code on the benefits provided by the Plan A formula. It preserves the total benefit payable under the Plan A formula.

        The Supplemental Life Insurance and Deferred Income Plan provides a Supplemental Executive Retirement Plan ("SERP") Life Annuity benefit to officers of the Corporation who participate in the U.S. Plan A.

        The SERP benefit is based on a percentage of the highest five consecutive years of Total Compensation during the final ten years of the participant's career (referred to hereafter as "Five Year Average Pay"). Total Compensation for calculation of Five Year Average Pay is defined as Base Salary and Annual Bonus payments.

        The percentage is calculated as 2% of the participant's Five Year Average Pay for each of the first twenty years of service plus 1% of the participant's Five Year Average Pay for each of the next ten years of service. The maximum is a 50% benefit after thirty years of service, except that an officer who is among the Company's two highest paid Named Executive Officers at the time of retirement will receive an annual benefit equal to an additional 10%.

        The retirement benefit calculated by this formula is offset by the highest combined annuity available from Plan A and the Excess Benefit Plan, thus topping up the benefits available from those plans to total the target retirement benefit.

        Officers whose service and age total eighty (minimums of age 55 and 20 years service), or who were participants in the plan prior to 1997 and have at least thirty years of service, regardless of age, would qualify for immediate unreduced commencement of Life Annuity benefits. Therefore, Messrs. Solso, Loughrey, and Kelly qualify for immediate commencement of unreduced benefits.

        Otherwise, after retirement or termination of employment, unreduced benefits may be commenced at age 60. Retired or terminated vested employees who do not qualify for unreduced benefits under the age and service conditions described in the previous paragraph may commence benefits as early as age 55, but the Life Annuity benefit would be reduced by .333% for each month the participant's age at commencement preceded 60.

        Vesting for the SERP benefit is 25% after five years service, increasing in 15% annual increments, with 100% vesting after 10 years service.

        The Life Annuity Benefit has a fifteen-year certain payment, with a 50% benefit for surviving spouse or domestic partner.

        The SERP benefit accrued for service prior to 2005 may be elected as a Lump Sum payment. Benefits accrued after 2005 are subject to the provisions of Internal Revenue Code 409(A), which preclude lump sum distributions of such benefits.

        The actuarial table and discount rates used to calculate a lump sum payment under the SERP are the same as those used to make such calculations under the qualified Plan A.

Accelerated Formula for Executives Hired Mid-Career

        For some officers who joined the Company mid-career, including Ms. Blackwell, the SERP benefit is calculated at an accelerated rate, requiring one-half the service necessary for other participants.

        The accelerated formula provides a target benefit based on 4% for the first ten years and 2% for the next five years of Service, with a maximum of 50% of Five Year Average Pay after fifteen years of service. Eligibility for immediate commencement of unreduced benefits is achieved when Age and Service total seventy (minimums of Age 58 and 10 years of Service). Otherwise, for participants who are no longer employees of the Corporation, unreduced benefits may commence at Age 60, or as early as Age 55, but reduced .333% for each month age at commencement precedes Age 60.

        Full vesting occurs upon five years of service.

 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year ($)	(1) Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
T. M. Solso	$0	$0	$424,735	$0	$5,918,614
J. S. Blackwell	$0	$0	$358,531	$0	$4,996,078
F. J. Loughrey	$0	$0	$306,585	$0	$4,468,672
T. Linebarger	$0	$0	$69,318	$0	$1,047,794
J. D. Kelly	$470,040	$0	$250,720	$(227,353)	$3,739,440
P. J. Ward	$60,000	$0	$5,174	$0	$127,040

(1)
Amounts included in the above table that were also reported in the "Change in NQ Deferred Compensation Earnings" column of the Summary Compensation Table as "Above-market earnings" for the Non-Qualified Deferred Compensation Plan for each Named Executive Officer are: T. M. Solso $130,772; J. S. Blackwell $110,389; F. J. Loughrey $83,881; T. Linebarger $16,961; J. D. Kelly $66,290: P. J. Ward $343. For 2006 and 2007, respectively, the amounts included in the Summary Compensation Table for each Named Executive Officer were: T. M. Solso $144,761, and $149,164; J. S. Blackwell $87,680, and $120,898; F. J. Loughrey $90,846, and $96,881; T. Linebarger $17,939, and $19,848; J. D. Kelly $72,122, and $76,889.

        The Company's 1994 Deferred Compensation Plan permits deferral of up to 100% of Base Salary, Annual Bonus, and/or payments from the Senior Executive Longer-Term Performance Plan.

        Accounts are credited with earnings based on each participant's selection among three alternatives: Standard & Poor's 500 Index, Lehman Bond Index, or 10-Year Treasury Bill + 4%. The latter option was revised to be 10-Year Treasury Bill + 2% effective January 1, 2006.

        Crediting options may be changed annually. At the time of the election to defer, the participant chooses the time and the form of distribution. Choices for taking distribution are lump sum or annual installments, up to fifteen.

Payments Upon a Qualified Termination Following a Change in Control of the Corporation

        In the event of termination of employment within two years subsequent to a Change in Control of the Company, as defined below, the Company will provide benefits to certain executives, including the Named Executive Officers. Certain specified officers, including the Named Executive Officers except for Ms. Blackwell who assumed a new role in 2008, would be entitled to three year's salary plus three Annual Bonus payments calculated using a 1.0 payout factor (Ms. Blackwell would be entitled to two year's salary plus two Annual Bonus payments calculated using a 1.0 payout factor).

        The Company would also provide for the full vesting of certain insurance and retirement benefits. Stock options previously granted would become fully exercisable.

        Outstanding awards of performance cash would be paid on a pro-rated basis, calculated as the percentage of days of each respective Award Cycle that had elapsed as of the date of the Change in Control, and assuming a 1.0 payout factor.

        The 2003 Stock Incentive Plan provides that, in the event of a Change in Control, outstanding awards become immediately vested or exercisable.

        The value of supplemental and excess retirement (non-qualified) benefits will also be paid in cash. All amounts of compensation deferred under the Company's Deferred Compensation Plan will be paid in cash.

        Definition of Change in Control:

  The occurrence of any of the following: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted in whole or in part into cash, other securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transfer or a series of related transactions) of all or substantially all the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d 3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (iv) at any time during a period of two consecutive years, individuals who, at the beginning of such period constituted the Board, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period; or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

  The payments to each of the Named Executive Officers are estimated to be the following:

Payments Upon a Qualified Termination Following a Change in Control of the Corporation

Payments		T. M. Solso	F. J. Loughrey	T. Linebarger	J. S. Blackwell	J. D. Kelly	P. J. Ward
Severance	(1)	$7,938,000	$4,856,250	$3,937,500	$840,000	$2,871,000	$1,800,000
Unvested Stock Option Spread		$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	*(2)	$7,720,159	$3,458,862	$2,613,820	$2,374,693	$2,422,432	$298,307
LTI Plan Payment	*(3)	$5,132,719	$2,221,741	$1,767,478	$921,341	$1,054,737	$372,502
Retirement Benefit Payment	(4)	$988,368	$1,104,011	$1,174,138	$297,563	$816,145	$776,489
Welfare Benefit Values	(5)	$26,100	$26,100	$26,100	$17,400	$26,100	$26,100
Financial Advisory and 401(k) Benefit		$69,150	$69,150	$69,150	$46,100	$69,150	$69,150
Excise Tax & Gross-Up	(6)	$0	$0	$0	$0	$0	$1,343,118

Aggregate Payments		$21,874,496	$11,736,114	$9,588,186	$4,497,097	$7,259,564	$4,685,666
*
These payouts would occur upon a change in control, without requiring termination of employment.

(1)
Severance payment equal to three (3) times the Named Executive Officer's annual base salary at the time of the termination, plus three (3) Annual Bonus Payments at a 1.0 payout factor. Severance for Ms. Blackwell equal to two (2) times annual base salary at the time of termination, plus two (2) Annual Bonus payments at a 1.0 payout factor.

(2)
Total value of unvested restricted stock that would become vested upon a Change in Control, assuming a share price of $26.73 and a Change in Control date of December 31, 2008.

(3)
Pro-rated payouts of outstanding performance cash target awards for the 2008-2009 Award Cycle, all of the performance cash target awards for the 2007-2008 award cycle, and all of the performance share target awards for the 2008-2009 award cycle, all at target level, assuming a $26.73 share price for the performance shares.

(4)
Incremental actuarial value attributable to retirement for three years of additional service (two years for Ms. Blackwell).

(5)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for three years following termination (two years for Ms. Blackwell).

(6)
Because of the application of the "golden parachute" excise tax provisions of IRC Sections 280G and 4999, the Company has, under a long-standing plan, provided its executives with a gross up payment if necessary so that the executive will receive the same economic terms as if there were no excise tax. The effects of Sections 280G and 4999 generally are unpredictable and can have different impacts on the executive based on his or her personal compensation history. To provide an equal and predictable level of benefits across individuals, the Compensation Committee has determined it is appropriate and consistent with competitive pay packages to pay the cost of the excise tax plus an amount needed to pay income taxes due on such additional payment.

Potential Payments upon Termination of Employment Other than Following a Change in Control

        The following tables summarize the estimated payments to be made to Named Executive Officers under provisions of plans or established practice in the event of termination of employment including resignation, involuntary termination, involuntary termination for Cause, retirement, death and disability.

        Termination for Cause includes, but is not limited to: violation of Treatment of Others Policy, violation of the Code of Conduct, theft or other acts of dishonesty, willful destruction of Company property, refusal to obey a supervisor's reasonable instructions, conduct endangering the safety of employees or co-workers, falsification of Company documents, or violation of other Company rules or policies.

        We only report amounts where vesting requirements are waived and/or time of payment is accelerated, or benefits that are not generally available to our other exempt employees. Also, information is not repeated that is disclosed previously under the Pension Benefits Table, the Deferred Compensation Table, or the Outstanding Awards Table, except to the extent that the amounts payable to the Named Executive Officer would be enhanced by the termination event described.

        The amounts shown assume the terminating event occurred on the last business day of 2008, and that the price per share of the Company's common stock is the closing price as of that date, $26.73.

Severance

        None of the Named Executive Officers has an employment agreement. However, the Compensation Committee has established the practice of providing twelve months of severance for officers whose employment is terminated. It is Company policy not to provide severance in the event of termination for Cause.

Payment of Annual Bonus

        Annual Bonus is payable for the portion of the year a participant is an employee, except in cases of termination for Cause. No amounts are shown in the tables for Annual Bonus since there would be no special treatment or acceleration of the payment to the Named Executive Officers.

Accelerated Vesting of Longer-term Grants

        As described elsewhere in this proxy statement, currently we provide annual Target Award grants of performance cash and performance shares.

  •
  Performance Cash:

        The Plan provides that if a participant's employment with the Company terminates during the first year of an Award Cycle, other than by reason of retirement, death or disability, the participant will not receive any payout for that Award Cycle. If a participant's employment terminates during subsequent years of an Award Cycle, the Compensation Committee, in its discretion, shall determine whether the Participant will receive a proportionate payout of any payment with respect to the Award Cycle based on the period of employment during the cycle.

        If a participant retires, dies or becomes disabled during an Award Cycle, the participant or such participant's estate, as the case may be, shall receive a proportionate share of any payment with respect to the Award Cycle based on the period of employment during the cycle, regardless of the length of time of such employment.

  2007-2008 Award Cycle grants

        Since the entire Award Cycle had been completed at the time of the termination, all participants would be entitled to the payment at the normal time in February 2009. There would be no special acceleration; therefore, the amounts of these payments are not shown on the tables.

  2008-2009 Award Cycle grants

        Since the termination event is assumed to occur at the end of the first year of the Award Cycle, the Committee has the discretion to award one-half of the Target Award for the 2008-2009 Award Cycle. For purposes of this table, one-half of the Target Awards, assuming a Payout Factor of 1.0, is shown as payable under Retirement, Death, and Disability.

  •
  Performance Shares:

        In cases of retirement or termination without Cause, the Committee has the discretion to continue awards in effect, or to accelerate vesting of outstanding awards.

        After the death or disability of a participant, the Committee may in its sole discretion at any time (i) terminate restrictions regarding awards; (ii) accelerate any or all installments and rights; and (iii) instruct the Company to pay the total of any accelerated payments in a single sum to the participant, the participant's estate, beneficiaries or representative. Assumptions below are based on historic practice.

  2006-2007 Award Cycle grants

        Target Awards of shares were earned based on Company performance during 2006-2007 and converted to restricted stock in February 2008. The shares would have become vested March 1, 2009, so it is assumed that the Committee would accelerate the vesting of these shares in all of the termination events, except voluntary termination and termination for Cause.

  2007-2008 Award Cycle grants

        Performance shares would have been earned based on Company performance during 2007-2008 and converted to restricted stock in February 2009, and remained restricted until March 1, 2010. No shares would be payable in the event of termination for Cause or voluntary termination. However the Committee would have the discretion to accelerate payment in the event of involuntary termination without Cause, retirement, disability or death.

  2008-2009 Award Cycle grants

        Performance shares would become earned based on Company performance during 2008-2009 and converted to restricted stock in February 2010, and would remain restricted until March 1, 2011. Since the shares were not earned, it is assumed no payments were accelerated.

  •
  Restricted Stock:

        Messrs. Linebarger and Kelly received 40,000 shares of restricted stock in 2006 split-adjusted basis. The first one-third of these grants would become vested in March 2008. It is assumed that outstanding shares from these grants would be forfeited under all of the termination events shown on the tables.

Executive Life Insurance

        Each of the Named Executive Officers participates in the Supplemental Life Insurance and Deferred Income Program, whereby Officers are eligible for life insurance equal to three times base salary. Since this is a program not participated in by non-Officer employees, the values of this incremental coverage is shown in the table.

Outplacement, Welfare Benefits, and Financial Counseling

        Outplacement assistance and welfare benefits will be provided only in the case of involuntary not-for-cause termination.

        Financial Counseling support will not be provided in cases of voluntary termination and termination for cause.

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
T. M. Solso
Severance	$0	$1,260,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2008-2009 Award Cycle	$0	$0	$0	$1,470,500	$1,470,500	$1,470,500
Performance Shares 2006-2007 Award Cycle	$0	$5,427,259	$0	$5,427,259	$5,427,259	$5,427,259
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$8,700	$0	$0	$0	$0
Financial Counseling	$0	$15,000	$0	$15,000	$15,000	$15,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$3,780,000	$0

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
J. S. Blackwell
Severance	$0	$300,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2008-2008 Award Cycle	$0	$0	$0	$117,500	$117,500	$117,500
Performance Shares 2006-2007 Award Cycle	$0	$1,695,751	$0	$1,695,751	$1,695,751	$1,695,751
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$8,700	$0	$0	$0	$0
Financial Counseling	$0	$15,000	$0	$15,000	$15,000	$15,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$900,000	$0

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
F. J. Loughrey
Severance	$0	$925,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2008-2009 Award Cycle	$0	$0	$0	$588,000	$588,000	$588,000
Performance Shares 2006-2007 Award Cycle	$0	$2,373,624	$0	$2,373,624	$2,373,624	$2,373,624
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$8,700	$0	$0	$0	$0
Financial Counseling	$0	$15,000	$0	$15,000	$15,000	$15,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$2,775,000	$0

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
T. Linebarger
Severance	$0	$750,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2008-2009 Award Cycle	$0	$0	$0	$441,000	$441,000	$441,000
Performance Shares 2006-2007 Award Cycle	$0	$1,357,884	$0	$1,357,884	$1,357,884	$1,357,884
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$8,700	$0	$0	$0	$0
Financial Counseling	$0	$15,000	$0	$15,000	$15,000	$15,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$2,250,000	$0

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
J. D. Kelly
Severance	$0	$580,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2008-2009 Award Cycle	$0	$0	$0	$294,000	$294,000	$294,000
Performance Shares 2006-2007 Award Cycle	$0	$1,221,026	$0	$1,221,026	$1,221,026	$1,221,026
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$8,700	$0	$0	$0	$0
Financial Counseling	$0	$15,000	$0	$15,000	$15,000	$15,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,740,000	$0

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
P. J. Ward
Severance	$0	$400,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2008-2009 Award Cycle	$0	$0	$0	$147,000	$147,000	$147,000
Performance Shares 2006-2007 Award Cycle	$0	$203,148	$0	$203,148	$203,148	$203,148
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$8,700	$0	$0	$0	$0
Financial Counseling	$0	$15,000	$0	$15,000	$15,000	$15,000
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,200,000	$0

 Stock Ownership of Directors and Management

        Set forth below is information as of March 16, 2009, regarding the beneficial ownership of Common Stock by each director and nominee for director, by the Named Executive Officers in the Summary Compensation Table, and by all of our current directors, nominees and executive officers as a group. Each director, nominee and Named Executive Officer owns less than 1% of our outstanding Common Stock. All current directors, nominees and current executive officers as a group own 1.2% of our shares. Except for 431,109 shares beneficially owned by Mr. Solso, none of the shares beneficially owned are pledged as security. Mr. Solso's pledged shares are in connection with a personal revolving credit facility. One executive officer currently has the right to acquire 7,200 additional shares of beneficial ownership through the exercise of options.

Name	Amount and Nature of Beneficial Ownership as of March 16, 2009(1)
Robert J. Bernhard	1,674
Jean S. Blackwell	118,419
Robert J. Darnall	22,141
Robert K. Herdman	1,125
Alexis M. Herman	24,351
James D. Kelly	79,514
N. Thomas Linebarger	214,429
F. Joseph Loughrey	413,716
William I. Miller	50,558	(2)
Georgia R. Nelson	13,559	(3)
Theodore M. Solso	679,861	(4)
Pat J. Ward	15,280	(5)
Carl Ware	11,557
J. Lawrence Wilson	70,952
All directors and executive officers as a group, a total of 23 persons	2,443,015

(1)
Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.

(2)
Includes 3,014 shares held in the Miller Annual Exclusion Trust.

(3)
Includes 1,500 shares held by Ms. Nelson's spouse.

(4)
Includes 32,708 shares that are held by Mr. Solso's spouse and 150,000 shares that are held in a grantor retained annuity trust.

(5)
Includes 4,815 shares held by Mr. Ward's spouse.

Review, Approval or Ratification of Related-Party Transactions

        Our Company, together with its subsidiaries and affiliates, is a global company with extensive operations in the U.S. and many foreign countries. We have thousands of employees with widespread authority to purchase goods and services. Because of these far-reaching activities, we encounter transactions and business arrangements with persons, businesses and other organizations in which one of our directors, executive officers or nominees for director, significant investors or their immediate families, may also be a director, executive officer, or have some other direct or indirect material interest. Such related-party transactions have the potential to create actual or perceived conflicts of interest.

        As a result, the Audit Committee of the Board of Directors has established and the Board has approved a written policy and procedures for review, approval or ratification of related-party transactions or proposed transactions where the amount involved in any year exceeds or will exceed $120,000. These procedures require that, in deciding whether to approve such a related-party transaction involving a director, director nominee, executive officer, significant investor or their immediate family members, the Audit Committee must consider, among other factors:

  •
  Information about the goods and services to be or being provided by or to the related party or the nature of the transactions;

  •
  The nature of the transactions and the costs to be incurred by us or payments to us.

  •
  An analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods and services that are available to us from unrelated parties.

  •
  The business advantage we would gain by engaging in the transaction; and

  •
  An analysis of the significance of the transaction to us and the related party.

        To receive Audit Committee approval a related party transaction must be on terms that are fair and reasonable to us, and which are as favorable to us as would be available from non-related entities in a comparable transaction. The policy requires that there be a business or corporate interest supporting the transaction and that the transaction meets the same company standards that apply to comparable transactions with unaffiliated entities.

        Based on its review of responses to the director questionnaires submitted in connection with determining director independence, information provided by management, and other information otherwise known to us, we believe there were no transactions during 2008 in which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Therefore, no transactions were required to be reviewed, approved or ratified under the policy and procedures and disclosed in this proxy statement in accordance with rules of the Securities and Exchange Commission.

        We have a standby commitment with Irwin Financial Corporation (Irwin) to purchase up to $25 million of its common shares in connection with a potential rights offering being planned by Irwin. Our commitment is subject to the satisfaction of several conditions. William I. Miller, Chairman and Chief Executive Officer of Irwin, is currently a member of the board of directors of Cummins and has agreed to resign from that position if the Company makes any investment in Irwin. The decision by us to enter into our commitment or to make any investment in Irwin has been and will continue to be made by our Board of Directors without the participation of Mr. Miller.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to us. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and forms filed by us on the reporting person's behalf, we believe that all filing requirements applicable to our executive officers and directors were complied with during 2008.

 SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
(Item 10 on the Proxy Card)

        The Audit Committee of our Board of Directors has voted to appoint PricewaterhouseCoopers LLP ("PwC") as the firm of independent public accountants to audit our financial statements for 2009. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of our shareholders, the Board of Directors has decided, as in the past, to ask our shareholders to ratify its appointment. Such ratification does not limit the Audit Committee's ability to make subsequent changes to our auditors that it thinks appropriate. A representative of PwC will be present at the Annual Meeting and will not have the opportunity to make a statement, but will be available to answer appropriate questions. A report of the Audit Committee in connection with its independence, the independence of the auditors and certain other matters follows the Board's recommendation on this Item below.

        We believe that all services rendered to us by PwC are permissible under applicable laws and regulations, and have been pre-approved by the Audit Committee pursuant to the policy described below. Fees paid to PwC for services are disclosed in the table below under the categories listed therein.

        These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in PwC's core work, which is the audit of our consolidated financial statements.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PwC for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by PwC during those periods.

	2008 $	2007 $
	(dollars in millions)
Audit fees:(1)	7.8	7.6
Audit related fees:(2)	0	0
Tax fees:(3)	0.6	0.4
All other fees:(4)	0	0
Total	8.4	8.0

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)
Nominal amounts were incurred for International Financial Reporting Standards preparation assistance.

(3)
Tax fees consisted principally for assistance with matters related to foreign tax compliance and planning, review of foreign tax returns and tax claims.

(4)
Nominal amounts were incurred for seminars related to employee training, assistance with applications for various government grants and licensing fees for technical research tools.

Audit Committee Pre-Approval Policy

        The Sarbanes-Oxley Act of 2002 and rules of the Securities and Exchange Commission prohibit our independent accountant from providing certain types of non-audit services to us. They also require that all audit, review or attest engagements required under the securities laws and permitted non-audit services provided to us by our independent accountant be pre-approved by the Audit Committee or one of its members to whom the Audit Committee has delegated authority.

        Under our policy and procedures, when considering whether to approve non-audit services to be provided by our independent accountant, the Audit Committee must consider whether the provision of the service would adversely affect the independence of the independent accountant. Specifically, the Audit Committee must consider whether the provision of the service would (i) place the accountant in the position of auditing his or her own work; (ii) result in the accountant acting as management or an employee of the company; or (iii) place the accountant in the position of being an advocate for us. Any proposed non-audit service that the Audit Committee determines would adversely affect the independence of the independent accountant will not be approved.

        The Audit Committee is solely responsible for pre-approving all audit and non-audit services. The Audit Committee has delegated to its Chairman authority to pre-approve audit and permitted non-audit services to be provided by our independent accountant, provided that such services are permissible under the policy and procedures and do not exceed $100,000 in the aggregate. Decisions of the Chairman must be reported to the full Audit Committee at its next scheduled meeting, and documented in a format required by the policy.

        The Board of Directors recommends that shareholders vote FOR this proposal to ratify the appointment of PwC. Appointment of PwC as auditors will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal.

Audit Committee Report

        The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to our accounting policies, internal control over financial reporting, financial reporting practices and legal and regulatory compliance. Each member of the Committee is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter that is adopted by the Board of Directors and reviewed by the Committee on a periodic basis. The Committee's current charter, as adopted by the Board of Directors on December 12, 2006, can be viewed on the Company's website.

        The Committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm, internal auditors and management. During 2008, the Committee met eight times. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee, or the Committee Chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, controller and the independent auditors, prior to public release. The Committee also met with the independent auditors to discuss the results of their reviews of the interim financial statements. The committee periodically meets in executive session.

        Throughout the year, the Audit Committee monitors matters related to the independence of PricewaterhouseCoopers, our independent registered public accounting firm. As part of its monitoring activities, the Committee obtained a letter from PwC containing a description of all relationships between PwC and us. After reviewing the letter and discussing it with management, the Committee discussed with PwC its overall relationship with us and any of those relationships described in the letter that could impact PwC's objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to PwC's independence. PwC also has confirmed in its letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws and within the requirements of Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

        The Committee reviewed with both our independent and internal auditors their respective audit plans, audit scope, and identification of audit risks. Further, the Committee reviewed and discussed with management and the independent auditor our audited financial statements and management's and the independent auditor's evaluations of our internal control over financial reporting, as reported in our 2008 Annual Report on Form 10-K. Management has the responsibility for the preparation and integrity of our financial statements and its internal control over financial reporting and the independent auditor has the responsibility for the examinations thereof.

        The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 114, "The Auditor's Communication With Those Charged With Governance." With and without management present, the Committee discussed and reviewed the results of the independent auditors' examination of our financial statements and internal control over financial reporting, as well as management's report on internal control over financial reporting. The Committee also discussed the results of internal audit examinations.

        Based on the above-mentioned reviews and discussions with management, internal audit and the independent auditors, the Committee recommended to the Board of Directors that our audited financial statements and management's report on internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Committee also reappointed PwC as the Company's independent auditors for 2009.

Respectfully submitted,
ROBERT J. DARNALL, CHAIR
ROBERT K. HERDMAN
ALEXIS M. HERMAN
GEORGIA R. NELSON
CARL WARE
J. LAWRENCE WILSON

 2003 STOCK INCENTIVE PLAN AMENDMENT
(Item 11 on the Proxy Card)

        The amendment proposed in this Item and a summary of the principal features of the 2003 Stock Incentive Plan (the "Plan") are set forth below. The summary is qualified in its entirety by reference to the full text of the Plan as proposed to be amended, which is included in this Proxy Statement as Appendix A.

Background and Proposed Amendment

        As discussed above in the Compensation Discussion and Analysis section of this proxy statement, since 2004 annual awards of Common Stock under the Plan have been comprised solely of target awards of performance shares. Beginning in 2009, and for at least the next three annual awards under our longer-term grant methodology, the Compensation Committee has decided to use a blended approach for stock-based awards, adding stock options. As discussed in the CD&A, the target values of the stock-based awards are now intended to be divided between performance shares and stock options, with no increase in the aggregate target values.

        The Committee believes that stock options will support improvement in our stock price and increasing shareholder value by providing compensation that is based solely on stock price growth. We believe that the use of stock options in addition to performance shares more closely aligns executive compensation with both our Company's financial performance and shareholder returns.

        Under current provisions of the Plan, the aggregate number of shares available as awards in the form of stock options, stock appreciation rights, or performance shares or other rights subject to satisfaction of conditions is limited to ten (10) million, plus shares awarded under the predecessor 1992 Stock Incentive Plan that expire or are cancelled after February 10, 2003. To achieve the same targeted values by using a balanced blend of performance shares and stock options, an increase in the total number of shares available is necessary to provide greater capacity under the Plan for the future awards of stock options. Therefore, amendment of the Plan is sought in this proposal to increase the number of shares available by three million five hundred thousand (3.5 million) to a total of 13.5 million.

        We use a valuation methodology developed by our executive compensation consultant to determine market competitive Longer-term grant values. This methodology values one performance share as being equal to approximately 2.5 stock options. Therefore, in order to provide an equal level of grant value, we would be required to award approximately 2.5 times the number of stock options than if the grants were of performance shares, depleting the available pool of shares more rapidly.

        Net total shares awarded under the Plan since 2003, as of December 31, 2008, were 7,532,142. The total number of shares available under the Plan was 10 million originally authorized, plus 1,022,000 shares added to the pool from the expired 1992 Stock Incentive Plan, for a total of 11,022,000 shares. Therefore, at year-end 2008 there were 3,489,858 shares remaining for awards. Since year-end 2008, the payout factor for the 2007-2008 award cycle was determined to be 1.4, thereby adding an additional 227,024 shares awarded. Therefore, the 3,489,858 shares remaining at year-end 2008 for future awards was reduced by the 227,024 shares, providing a total of 3,262,834 shares for future grants.

        The benefits or amounts to be awarded to any eligible recipient from the additional shares sought are indeterminable. However, from the total remaining at year-end, in February 2009 the Compensation Committee granted performance shares for the 2009-2010 award cycle, and awarded stock options in March 2009. The grants were made to officers on a name-by-name basis; a pool of grants was authorized to be made to other employees later in the year. The total number of shares granted to officers and authorized for grants to other employees in 2009 was 765,120 (220,160 target award performance shares at the target factor, and 544,960 stock options). An additional 220,160 performance shares would be earned at the maximum payout factor.

        The Board recommends a vote FOR this proposed amendment. This item will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Broker non-votes will have no effect on the proposal.

Summary of the Plan

        The Plan provides for the granting of stock options, awards, either singly or in combination, payable in cash (in the case of stock appreciation rights), stock, performance shares, or restricted stock, and provides flexibility to make awards related to various measures, including business performance objectives and growth rates.

        The Plan is administered by the Compensation Committee, which is composed entirely of directors who are not eligible to participate in the Plan, other than through receipt of automatic formula annual director retainer fee awards. The Committee may provide, as a feature of an award or otherwise, that upon a Change of Control of the Company (as defined in the Plan), any time periods relating to the exercise or realization of an award will be accelerated, an award will be purchased by us, or other similar provisions in order to maintain the value intended to be granted by the award. Other than with respect to the automatic formula fee award feature, the Committee has the authority, to be exercised in its discretion, to (i) determine the number and type of stock incentive awards, performance measures, and any other conditions under which such awards may be earned and distributed; and (ii) prescribe, amend and rescind rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

        The Board of Directors may amend, modify, alter or terminate the Plan, except that the Board may not, without shareholder approval, amend the Plan to (i) increase the number of shares of stock that may be awarded under the Plan, (ii) decrease the price at which an option may be exercised, (iii) materially modify the class of employees or others to whom awards may be granted, (iv) withdraw administration of the Plan from the Committee, or (v) extend the duration of the Plan.

        Under the Internal Revenue Code, as presently in effect, the grant of a stock option or a stock appreciation right ("SAR") or the award of restricted stock under the Plan will not generate income for federal income tax purposes to a recipient.

        Upon exercise of a non-statutory (non-qualified) stock option or an SAR, the recipient will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the stock option or SAR and the market price of Common Stock on the exercise date and we will be entitled to a deduction for such amount. The disposition of shares acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for us.

        In the case of incentive stock options ("ISOs"), there is no ordinary income deemed generated on the date of exercise. If the recipient holds the stock received upon exercising an ISO for one year from the date of exercise or two years from the date of grant, the recipient will thereafter realize long-term capital gain or loss upon a subsequent sale, based on the difference between the option price and the sale price and we will not be entitled to a deduction. If the stock is sold before the requisite holding period, ordinary income tax treatment will be applicable, as described above upon exercise of a non-statutory option, and we will be entitled to a corresponding deduction.

        The grant of restricted stock will not generate taxable income at the time of the award unless the recipient elects otherwise. At the time any restrictions applicable to the restricted stock award lapse, the recipient will recognize ordinary income and we will be entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefore. Dividends paid to the recipient on the restricted stock during the restricted period will be ordinary compensation income to the recipient and deductible as such by us.

        Special rules apply to directors and to officers subject to liability under Section 16(b) of the Securities Exchange Act of 1934 that may prevent the recognition of income by such individuals and the corresponding tax deduction by us before the date six months following the grant of an option or SAR or the receipt of restricted stock or other stock award (unless the employee receives the shares before that date and elects to be taxed upon such receipt).

        Under Section 162(m) of the Internal Revenue Code, we may not deduct compensation of more than $1,000,000 that is paid to a participant who, on the last day of the taxable year, was either our Chief Executive Officer or was among the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. Since shareholders approved the Plan in 2003, the Company believes that benefits in the form of performance-based awards under the Plan will be exempt from the $1,000,000 limitation on deductible compensation, if applicable.

        Unless the Committee determines or an award provides otherwise, if the employment of a participant terminates other than as a result of retirement, death or disability, all unexercised, deferred and unpaid awards will be immediately cancelled. In the event of death, the participant's estate or beneficiaries may receive or exercise any outstanding awards. In the event of death or disability, the Committee may, in its sole discretion, terminate any remaining restrictions on awards, accelerate any installments or rights, and pay the value thereof in a single sum to the participant, the participant's estate, beneficiaries or representatives.

Equity Compensation Plan Information

        Information regarding the number and weighted-average exercise price of outstanding options, warrants and rights to acquire Common Stock granted by the Company to participants in equity compensation plans, as well as the number of securities remaining available under the plans as of December 31, 2008 is provided in the following table.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	2,646,566	$16.14	3,489,858
Equity compensation plans not approved by shareholders	0	0	0
Total	2,646,566	$16.14	3,489,858

(1)
The number is comprised of 440,080 stock options and 2,206,486 performance shares. The performance shares are granted annually as a target award number of shares and earned in a multiple ranging from zero to two times the target award based on our Company's performance over rolling two-year award cycles. Once earned, the shares become restricted stock for one additional year.

(2)
The weighted-average exercise price relates only to the 440,080 stock options. Performance shares do not have an exercise price and, therefore, are not included in this calculation.

        As noted earlier, the 1.4 payout factor for the 2007-2008 award cycle, determined after year-end 2008, added 227,024 performance shares to the number of shares granted. These additional shares leave a total of 3,262,834 shares remaining for future grants.

 REAPPROVAL OF INCENTIVE COMPENSATION
PLAN PERFORMANCE MEASURES
(Item 12 on the Proxy Card)

        In addition to our 2003 Stock Incentive Plan described in the previous Item, under which shares of Common Stock may be awarded and earned based on our performance and other vesting requirements, we also maintain a senior executive bonus plan and a senior executive longer-term performance plan, both of which are cash-based plans (jointly, the "Cash Plans"), as integral parts of its compensation program to reward officers and other key employees for the attainment of specified corporate financial performance goals. All three plans (collectively, the "Plans") are discussed in the Compensation Discussion and Analysis above. While the Stock Incentive Plan and certain other cash-based bonus and longer-term performance plans are applicable to a broader group of officers and other key employees, the Cash Plans are applicable only to our Chief Executive Officer and certain other executive officers designated by the Company's Compensation Committee of the Board (the "Committee") who are our four other most highly compensated officers. Among other purposes, seeking and previously obtaining shareholder approval of the Plans, including the types of performance measures disclosed therein and any material amendments thereto, was intended to enable us to qualify any payments under the Cash Plans and the value of vesting Common Stock under the Stock Incentive Plan in excess of $1 million during any one year to each of our CEO and the other designated participants as deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the "Code").

        As previously disclosed to and approved by shareholders, in making Common Stock awards under the 2003 Stock Incentive Plan the Committee has flexibility to subject the earning of all or any portion of an award to obtaining an amount of continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measures of Company performance as specifically determined by the Committee at the time a stock award is made under the Plan. Under the Cash Plans, the Committee may use our return on equity, return on sales, net income, sales growth, return on assets, total shareholder return, free cash flow, or any combination thereof in establishing performance goals in determining amounts to be paid. Under the senior executive longer-term performance plan, the Committee has the flexibility to apply a stated measure on an absolute, rather than company comparative basis.

        To provide flexibility to the Committee in structuring effective incentive compensation arrangements for its officers and other key employees, the Plans, like most other incentive plans, merely set forth the types of business criteria the Committee may use in developing its stock award and cash bonus formulas, rather than including a specific performance formula expressly in each of the Plans. Because of this, in order to maintain the qualification and full deductibility of company payments and distributions under the Plans under Section 162(m) of the Code and its regulations, these broadly-stated performance goals must be periodically re-approved by our shareholders.

        To maintain such qualification and deductibility, the Board of Directors recommends a vote FOR reapproval of the broadly-stated performance measures and business criteria the Committee may use under the Plans as described above. This Item will be approved if the number of votes cast in favor of the Item exceeds the number of votes cast against the Item. Votes cast against and abstentions on the Item will be counted as votes against the Item. Broker non-votes will have no effect on the proposal.

 SHAREHOLDER PROPOSAL REGARDING ADOPTION
OF INTERNATIONAL LABOR ORGANIZATION STANDARDS
(Item 13 on the Proxy Card)

        The following Shareholder Proposal has been submitted by SEIU Master Trust, 11 Dupont Circle, N.W., Ste 900, Washington, D.C. 20036 ("SEIU") and Domini Social Investments, 536 Broadway, 7th Floor, New York, NY 10012-3915 ("Domini"), each of which is a beneficial owner of the requisite number of shares of Common Stock to make the proposal.

HUMAN RIGHTS POLICY

WHEREAS:

        Cummins' global network includes over 500 company-owned and independent distributor facilities, joint ventures, and domestic and international suppliers.

        Cummins' ability to deliver products to its customers depends on a stable labor workforce throughout this global network.

        In January 2008, Cummins took an important step towards recognizing workers' fundamental rights by amending its Code of Business Conduct (the "Code): "We respect employees' freedom of association, right to bargain collectively and all other workplace rights." However, the Code does not contain any monitoring, enforcement, or reporting provisions to protect these rights. In addition, our company's non-discrimination policy fails to include "union affiliation," as called for by International Labor Organization (ILO) Conventions 98 and 135.

        The Code states that "Our commitment to fair treatment... extends to our joint ventures, suppliers and other partners" through the Supplier Code of Conduct. This code, however, merely requires adherence to local law regarding workers' freedom of association and does not address collective bargaining. Cummins' global operations include countries such as China and Nigeria, whose laws fail to sufficiently protect workers' fundamental rights to form and join unions of their choice, and to bargain collectively.

        Cummins has publicly stated its view that certain alleged violations of workers' freedom of association and collective bargaining rights at Cummins' distribution and service centers should not be considered "human rights violations." These rights, however, are enshrined in the Universal Declaration of Human Rights (Articles 20 and 23). Cummins' most recent sustainability report also makes no reference to labor unions.

        We believe that Cummins still lacks meaningful, enforceable policies and procedures to protect workers' most fundamental rights at the Company and across its global network.

        We believe that adoption of this proposal would minimize potential risks to shareholder value from unsatisfactory labor relations outcomes, such as work stoppages, reputational harm, poor employee morale, employee turnover, or internal or external conflict with workers and trade unions.

        RESOLVED:    Shareholders request the Board of Directors to:

  1.
  Amend our company's policies, standard purchase contracts and supplier code covering Cummins, its subsidiaries, joint ventures and suppliers, based on the ILO standards,

  2.
  Establish a credible monitoring process that assesses adherence to these standards and,

  3.
  Prepare an annual report, at reasonable cost, omitting propriety information, on adherence to the amended code, the first such report to be completed by November 2009.

 SUPPORTING STATEMENT

        Proponents recommend that the requested report be based on a means of assessment determined by the Board, subject to independent verification, and include a discussion of any deficiencies that could result in non-compliance with ILO Conventions 87, 98 and 135, described briefly below:

  1.
  All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98.) According to the ILO, these are workers' most fundamental rights.

  2.
  Worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Conventions 98, 135.)

Position of the Board of Directors

        The Company recommends a NO vote on the proposal. The proponents presented a similar proposal for the shareholders to consider last year. Only 13% of shareholders supported the proposal.

        Cummins supports the workplace human rights principles and standards advocated by the proponent, and our existing Codes of Conduct, policies and procedures effectively address these issues. We stand by our workers' rights record and believe our Code of Business Conduct already embodies the intent of the ILO standards being proposed by the proponent.

        For 90 years, we have made it a priority to ensure that our employees have a safe and healthy work environment and are treated with dignity and respect. Our Code of Business Conduct articulates this commitment and helps ensure that our standards are applied evenly and consistently throughout the Company. Our Code can be easily accessed by our workers on our intranet and by the public from the home page of our Web site, www.cummins.com. The Company is currently rolling out new training to employees around the world on the Code of Business Conduct.

        Our Code of Business Conduct includes many provisions that specifically protect the rights of workers and are in alignment with ILO Conventions 87, 98 and 135. These include the following:

  •
  We respect employees' freedom of association and right to bargain collectively. As requested by the proposal, our Code also specifically protects against discrimination based on union affiliation.

  •
  We will not retaliate against employees who raise concerns about the work environment or work conditions;

  •
  We provide a toll-free number and internet site for our employees to report any violations of the Code or any employee concern (such reports may be made anonymously at the employee's discretion); and

  •
  We forbid all discrimination and harassment, and ensure equal opportunity for employees throughout the Company.

        Our recently revised Supplier Code of Conduct also addresses concerns mentioned by the proponent. Our Supplier Code protects worker freedom of association and right to bargain collectively and it clearly goes beyond mere adherence to local law. We require all suppliers to adhere to our code and we retain the right to audit any supplier that fails to do so. Our increased efforts to ensure that our suppliers meet our standards and values are discussed in more detail in our Sustainability Report, which is available at www.cummins.com.

        Cummins also has strong internal processes to ensure that our employees and stakeholders around the world are treated with dignity and respect. For example, we provide all employees with the ability to raise concerns through a third-party confidential reporting system. We track all employee complaints, including any complaints about working conditions or labor matters, through this system. The Company utilizes a trained team of master investigators throughout the world to make sure that all complaints are investigated and resolved appropriately. Each quarter we provide our business leaders and our CEO/Chairman with a report summarizing the cases in the system and their resolution. We also provide data on the type and number of complaints to the Audit Committee of our Board of Directors.

        The proponents' proposal would be difficult to implement and enforce and would likely be a drain on Company resources. ILO standards were developed as international standards on which countries could establish workers' rights laws. They were never intended to be directly adopted by companies. We believe that the proposal is duplicative of the many steps that the Company has already taken to ensure that its employees' rights are protected, and adopting this proposal will impose unnecessary costs on the Company.

        This proposal, while well-intentioned, is burdensome and unnecessary in light of our proven commitment to our employees and other stakeholders. The Board of Directors, therefore, recommends a vote AGAINST the Proposal. The Proposal will be adopted if the number of votes cast in favor of the Proposal exceeds the number of votes cast against the Proposal. An abstention will have the same effect as a vote against the Proposal. Broker non-votes will have no effect on the Proposal.

OTHER BUSINESS

        The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders as reflected in Items 1 through 13 on the proxy card, and as referenced in this proxy statement. However, if other business properly comes before the Meeting, the members of the Proxy Committee, W. I. Miller & R. J. Darnall, will vote the returned proxies as the Board of Directors recommends.

OTHER INFORMATION
Shareholder Proposals

        Shareholders may submit proposals to be considered for shareholder action at our 2010 Annual Meeting of Shareholders and inclusion in our proxy statement and proxy form if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. For such proposals to be considered for inclusion in our proxy statement and form of proxy for the 2010 Annual Meeting of Shareholders, they must be received by our Secretary no later than December 2, 2009.

        If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in our proxy statement and form of proxy as described above, the shareholder must follow procedures outlined in our By-Laws. Pursuant to our By-Laws, a shareholder may propose business to be considered at the annual meeting, provided that the shareholder (a) is a shareholder of record at the time of giving notice to us of the proposal and is entitled to vote at the annual meeting where the proposal will be considered, and (b) complies with the notice procedures of Article I of our By-Laws. That Article provides that the proposing shareholder must deliver written notice of the proposal to our Secretary no later than 90 days preceding the first Tuesday of May of the meeting year, unless the Board of Directors establishes an earlier date than the first Tuesday of May for the annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date. The required notice must contain certain information, including information about the shareholder, as prescribed by the By-Laws.

Expenses of Solicitation

        The cost of this proxy solicitation will be borne by us. We will solicit proxies by mailing proxy materials to certain shareholders and a Notice of Internet Availability of Proxy Materials to all other shareholders; for shareholders that do not receive the full proxy materials, printed copies will be sent upon request as provided below and as provided in the Notice of Internet Availability of Proxy Materials.

Morrow & Co., LLC., 470 West Avenue, Stamford, Connecticut 06902, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $8,000 plus expenses. Proxies may also be solicited by mail, telephone, e-mail or fax by our directors, officers and employees who will not be separately compensated for such services. Banks, brokerage houses and other institutions, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding proxy materials to the beneficial owners of our Common Stock upon request.

Delivery of Proxy Materials to Households

        Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet availability of Proxy Materials and, as applicable, a printed version of our annual report to shareholders and this proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of the document was delivered.

        Shareholders sharing an address may also request delivery of a single copy of the Notice of Internet Availability of Proxy Materials, annual report to shareholders and/or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify us of their requests by calling or writing to our Secretary at (812) 377-5000 or Cummins Inc., 500 Jackson Street, Box 3005, Columbus, Indiana 47202-3005.

April 1, 2009

 APPENDIX A

CUMMINS INC.
2003 STOCK INCENTIVE PLAN
(As Amended October 14, 2003, February 20, 2007 and February 9, 2009)

1.
Objectives.    The Cummins Inc. 2003 Stock Incentive Plan (the "Plan") is designed to retain and motivate executives and other selected employees, and to link the interests of these employees with the interests of the Company's shareholders. It is also intended to be a source of equity-based annual fees payable to non-employee directors of the Company to more closely link their financial interests with those of the Company's shareholders. These objectives are accomplished by making incentive and other awards of the Company's stock under the Plan thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2.
Definitions

(a)
"Award"—The grant of any form of stock option, stock appreciation right or stock award whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b)
"Award Agreement"—An agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

(c)
"Board"—The Board of Directors of the Company.

(d)
"Change of Control"—The occurrence of any of the following: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted in whole or in part into cash, other securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (iv) at any time during a period of two consecutive years, individuals who, at the beginning of such period constituted the Board, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period; or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

(e)
"Common Stock"—Authorized and issued or unissued Common Stock, par value $2.50 per share, of the Company.

(f)
"Code"—The Internal Revenue Code of 1986, as amended from time to time.

  (g)
  "Committee"—The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be constituted so as to permit the Plan to comply with Rule 16b-3 promulgated under the Exchange Act or any successor rule and shall initially consist of not less than three members of the Board, each of whom is ineligible to receive Awards (other than automatic fee Awards to Outside Directors described in Section 6 below), shall have been so ineligible for at least one year prior to serving on the Committee and shall satisfy the requirements to be a disinterested person contained in Rule 16-b-3(1)(2)(i).

  (h)
  "Company"—Cummins Inc. and its subsidiaries, including subsidiaries of subsidiaries.

  (i)
  "Fair Market Value"—The average of the high and low prices of the Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the date in question, provided that if no sales of Common Stock were made on said Exchange on that date, the average of the high and low prices of Common Stock as reported on said composite tape for the preceding day on which sales of Common Stock were made on said Exchange.

  (j)
  "Outside Director"—A non-employee member of the Board.

  (k)
  "Participant"—Any employee or Outside Director of the Company to whom an Award has been made under the Plan.

3.
Eligibility.    Employees of the Company eligible for an Award under the Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company, can have a significant effect on the success of the Company. All Outside Directors are also eligible.

4.
Stock Available for Awards.    A total of thirteen million five hundred thousand (13,500,000) shares of the Company's Common Stock shall be available for Awards granted wholly or partly in stock under provisions of the Plan. From time to time, the Board and appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards under this Plan or the 1992 Stock Incentive Plan that are forfeited, terminated or expired unexercised, or related to options or stock appreciation rights settled in cash in lieu of stock, shall again become available for Awards. Any Common Stock that so becomes available shall be carried forward and be available for Awards.

5.
Administration.    The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to grant waivers of Plan restrictions (other than restrictions related to automatic fee Awards described in Section 6 below), including waivers of restrictions on exercise of outstanding stock options and appreciation rights, waivers of vesting requirements and acceleration of Award payments, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. These powers include, but are not limited to, the adoption of modifications, amendments, procedures, sub-plans and the like as are necessary to comply with provisions of the laws of other countries in which the Company may operate in order to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive advantages and benefits under the Plan and such laws.

6.
Director Automatic Formula Awards.    Each Outside Director shall automatically receive, on the date of each annual meeting of Shareholders, in lieu of cash payment an annual award of Common stock, restricted as to transfer for a period of six (6) months following the date of the award. The number of shares in each such annual award shall be equal to one-half (1/2) of his or her Board retainer fee, divided by the average of closing prices of Common Stock as reported on the composite tape of the

  New York Stock Exchange for the twenty (20) consecutive trading days immediately preceding the date of the award.

7.
Employee Awards.    The Committee shall determine the type or types of Award(s) to be made to each employee Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity. On such terms and conditions as shall be approved by the Committee, the Company or any of its subsidiaries may directly or indirectly lend money to any Participant or other person to accomplish the purposes of the Plan, including to assist such person to acquire shares of Common Stock acquired upon the exercise of options, provided, however, such lending would not violate terms of the Sarbanes-Oxley Act of 2002. No more than one-half of the total shares authorized under this plan may be awarded as Stock Awards, as defined in (c) below, that are subject only to the condition of continuous service with the Company.

(a)
Stock Option—a grant of the right to purchase a specified number of shares of Common Stock at not less than 100% of Fair Market Value on the date of grant during a specified period as determined by the Committee. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that (i) to the extent that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock exercisable for the first time by a Participant during any calendar year exceeds $100,000 (or such other limit as may be required by the Code), such option shall not be treated as an ISO and (ii) the option shall be exercisable for a period of not more than ten years from the date of grant.

(b)
Stock Appreciation Right—a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right ("SAR") is exercised over the Fair Market Value or other specified valuation on the date of grant of the SAR as set forth in the applicable Award Agreement, except that where the SAR is granted in tandem with a stock option, the grant and exercise valuations must be not less than Fair Market Value.

(c)
Stock Award—An Award made in Common Stock or denominated in units of Common Stock. All or part of any Common Stock award may be subject to conditions established by the Committee and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of Company performance. Such Awards may be based on Fair Market Value or other specified valuation.

          The minimum restriction period for Performance Shares (shares requiring certain performance measures to be achieved in order to vest) will be one year from the Grant Date. The minimum restriction period for Restricted Stock (shares requiring only continued employment with the Company to vest) will be two years if vesting occurs in annual increments, and three years if cliff vesting occurs for the entire grant. The minimum restriction periods for Restricted Stock do not apply to Restricted Stock that was originally granted as Performance Shares and is converted to Restricted Stock after being earned by achieving performance measures. The minimum restriction periods do not apply to any grants made in lieu of cash compensation, as is the case for Outside Directors.

8.
Payment of Awards.    Award payments made in the form of Common Stock may include such restrictions, as the Committee shall determine, including restrictions on transfer and forfeiture provisions. When transfer of Common Stock is so restricted or subject to forfeiture provisions it is referred to as "Restricted Stock". Further, with Committee approval, payments may be deferred, either in the form of installments or a future single payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee to assure that such deferrals comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may require the payment be forfeited in accordance with the provisions of Section 11. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments denominated in Common Stock or units of Common Stock. At the discretion of the Committee, a participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

9.
Stock Option Exercise.    The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or other Awards and may impose such conditions on the use of Common Stock or other Awards to exercise a stock option as it deems appropriate. In the event shares of Restricted Stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted plus any additional restrictions that may be imposed by the Committee.

10.
Tax Withholding.    The Company shall have the right to deduct applicable taxes from any Award payment and to retain at the time of delivery or vesting of shares under the Plan, an appropriate number of shares of Common Stock in value sufficient to cover the payment of any taxes required by law to be withheld or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that a Participant shall have the option to provide the Company with the funds to enable it to pay such taxes. Notwithstanding the preceding sentence, if the Participant is subject to Section 16 of the Exchange Act, the Participant must affirmatively elect whether he wishes to (i) have the Company retain shares of Common Stock, (ii) provide the Company with other funds or (iii) have the Company deduct an amount from other compensation due him in order to satisfy the tax withholding requirements arising under an Award.

11.
Termination of Employment.    If the employment of a Participant terminates, other than pursuant to paragraphs (a) through (c) of this Section 11, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise.

(a)
Retirement Under a Company Retirement Plan.    When a Participant's employment by the Company terminates as a result of retirement in accordance with the terms of a Company retirement plan, the Committee may permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award Agreement and the exercisability and vesting of any Award may be accelerated.

(b)
Resignation in the Best Interests of the Company.    When a Participant resigns from the Company and, in the judgment of the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement, subject to earlier cancellation pursuant to Section 12 or at such time as the Committee shall deem the continuation of all or any part of the Participant's Awards are not in the Company's best interests.

  (c)
  Death or Disability of a Participant.

  (i)
  In the event of a Participant's death, the Participant's estate or beneficiaries shall have the period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms as may be specified in the applicable Award Agreement.

  (ii)
  In the event a Participant is deemed by the Company to be disabled and eligible for benefits pursuant to the terms of the Company's Long-Term Disability Plan, any successor plan, or similar plan of another employer, Awards and rights to any Awards may be paid to or exercised by the Participant, if legally competent, or a committee or other legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

  (iii)
  After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a single sum to the Participant, the Participant's estate, beneficiaries or representative—notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

          Restriction periods for grants of Restricted Stock and Performance Shares will not be accelerated except in the event of Retirement, Death, Disability, or Change of Control of the Corporation.

12.
Cancellation and Rescission of Awards.    Unless the Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid or deferred Award at any time if the Participant is not in compliance with all other applicable provisions of the Award Agreement and the Plan and with the condition that the Participant (whether or not an employee of the Company at the time) shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company.

13.
Transferability

(a)
Except pursuant to paragraph (c) of Section 11 or paragraph (b) below, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by, anyone other than the Participant to whom it was granted.

(b)
The Company may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer a stock option Award (other than an ISO), in whole or in part, to a spouse, domestic partner, or lineal descendant (a "Family Member"), a trust for the exclusive benefit of Family Members, or a partnership or other entity in which all the beneficial owners are Family Members. Subsequent transfers of Awards shall be prohibited except in accordance with this paragraph 13(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant's employment or service with the Company, shall continue to apply following a transfer made in accordance with this paragraph 13(b).

14.
Adjustments.    In the event of any change in the Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, split-up, spin-off, dividend other than a regular quarterly cash dividend, separation, reorganization, liquidation, merger, consolidation or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, and (ii) covered by outstanding Awards; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of any of the changes described in the first sentence of this Section 14, the Committee shall be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new options for previously issued options or an assumption of previously issued options.

15.
Change of Control.    In the event of a Change of Control, any time period relating to the exercisability or realization of an outstanding Award shall be immediately accelerated so that any outstanding Award as of the date of the Change of Control may be exercised or realized in full. In addition, in order to maintain the Participant's rights in the event of a Change of Control, the Committee, in its sole discretion, may, either at the time an Award is made hereunder or at any time prior to, or coincident with or after the time of, a Change of Control:

(a)
make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such Change of Control; or

(b)
cause the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such Change of Control.

  The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards, as it may deem equitable and in the best interests of the Company with respect to changes in control.

16.
Amendment, Modification, Suspension or Discontinuance of the Plan.    The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. Subject to changes in law or other legal requirements, which would permit otherwise, the Plan may not be amended without the consent of the holders of a majority of the shares of Commons Stock then outstanding to (i) increase the maximum number of shares of Common Stock that may be awarded under the Plan (except for adjustments pursuant to Section 14 of the Plan), (ii) decrease the option price, (iii) materially modify the requirements as to eligibility for participation in the Plan, (iv) withdraw administration of the Plan from the Committee or (v) extend the period during which Awards may be granted.

17.
Governing Law.    The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the laws of the State of Indiana and construed accordingly.

18.
Effective and Termination Dates.    The Plan shall become effective on the date of its adoption by the Board and Awards may be made immediately thereafter, but no Stock Award may be paid, Restricted Stock issued (unless containing restrictions requiring cancellation of such Restricted Stock if stockholder approval is not received) or Stock Option exercised under the Plan until it is approved by the holders of a majority of the shares of common Stock then outstanding. The Plan shall terminate on December 31, 2012, subject to earlier termination by the Board pursuant to Section 16.

 APPENDIX B

Peer Group—The Manufacturing Companies in the Hewitt Database

3M	Federal-Mogul Corporation	PACCAR Inc
ACCO Brands Corporation	Fellowes, Inc	Packaging Corporation of America
Aerojet-General Corporation	Fleetwood Enterprises, Inc.	Pactiv Corporation
Air Products and Chemicals, Inc.	Flowserve Corporation	PepsiCo, Inc.
Alberto-Culver Company	FMC Technologies	Pernod Ricard USA
Alcoa Inc.	Fortune Brands, Inc.	Pfizer Inc
Allergan, Inc.	Freeport-McMoRan Copper & Gold	Philips Electronics Corporation
Alpharma Inc.	General Dynamics Corporation	Pioneer Natural Resources Company
Altria Group, Inc.	General Electric Company	Polaris Industries Inc.
Ameron International Corporation	General Motors Corporation	PPG Industries, Inc.
Amgen Inc.	Gerdau Ameristeel Corporation	Praxair, Inc.
AMSTED Industries Incorporated	GlaxoSmithKline plc	Raytheon Company
Andersen Corporation	Goodrich Corporation	Reynolds American Inc.
Anheuser-Busch Companies, Inc.	Graco Inc.	Rhodia, Inc.
Applied Industrial Technologies	H. B. Fuller Company	Robert Bosch Corporation
Armstrong World Industries, Inc.	H. J. Heinz Company	Rockwell Automation
ArvinMeritor, Inc.	Halliburton Company	Rockwell Collins
Ash Grove Cement Company	Hallmark Cards, Inc.	Rohm and Haas Company
Avon Products, Inc.	Hanesbrands, Inc.	Rolls-Royce North America Inc.
BAE Systems, Inc.	Harley-Davidson Motor Company Inc.	S.C. Johnson & Son, Inc.
Ball Corporation	Hasbro, Inc.	Sanofi Pasteur
Bausch & Lomb Incorporated	Henkel of America, Inc.	Sara Lee Corporation
Baxter International Inc.	Herman Miller, Inc.	Sauer-Danfoss Inc.
Behr America	Honeywell International Inc.	Schneider Electric USA
BG US Services, Inc.	Hormel Foods Corporation	Schreiber Foods Inc.
Bissell Homecare, Inc.	Illinois Tool Works Inc.	Smurfit-Stone Container Corporation
BJ Services Company	International Paper Company	Solo Cup
Boise Cascade LLC	Johnson & Johnson	Solutia Inc.
Boise, Inc.	Johnson Controls, Inc.	Sonoco Products Company
BorgWarner Inc.	Johnson Outdoors Inc.	Steelcase Inc.
Brady Corporation	JohnsonDiversey	Stihl Incorporated
Bristol-Myers Squibb Company	Joy Global Inc.	Takeda Pharmaceuticals North America, Inc.
Brunswick Corporation	Kaman Corporation	Temple-Inland Inc.
Bush Brothers & Company	Kellogg Company	Terex Corporation
Cameron Drilling and Production Systems	Kennametal Inc.	Textron Inc.
Cameron International Corporation	Kimberly-Clark Corporation	The Boeing Company
Campbell Soup Company	King Pharmaceuticals, Inc	The Clorox Company
Canon U.S.A., Inc.	Kohler Company	The Coca-Cola Company
Cargill, Incorporated	Kraft Foods, Inc.	The Dannon Company, Inc.
Case New Holland	L-3 Communications Corporation	The Dow Chemical Company
Catalent Pharma Solutions, Inc.	Land O Lakes	The Goodyear Tire & Rubber Company
Chevron Corporation	Leggett & Platt Inc.	The Hershey Company
Chiquita Brands International, Inc.	Lennox International Inc.	The Procter & Gamble Company
Chrysler LLC	Levi Strauss & Co.	The Scotts Miracle-Gro Company
CHS Inc.	LG Electronics USA	The Sherwin-Williams Company
Church & Dwight Company, Inc.	Lockheed Martin Corporation	The Stanley Works
Cleveland-Cliffs Inc	L'Oreal USA, Inc.	The Valspar Corporation
Colgate-Palmolive Company	Lorillard Tobacco Company	The Williams Companies, Inc.
Compression Systems	Mars, Incorporated	Thomas & Betts Corporation
ConAgra Foods, Inc.	Martin Marietta Materials, Inc.	Timex Corporation

B-1

Cooper Industries, Inc.	Marvin Windows and Doors	Trane Inc.
Covidien	Masco Corporation	Tredegar Corporation
Cummins Inc.	McCain Foods USA, Inc.	TriMas Corporation
Curtiss-Wright Corporation	McCormick & Company, Inc.	Trinity Industries, Inc.
Dal-Tile International Inc.	MeadWestvaco Corporation	Tupperware Corporation
Deere & Company	Medtronic, Inc.	Tyson Foods Incorporated
Del Monte Foods Company	MEI Inc.	Uline, Inc.
Delphi Corporation	Merck & Co., Inc.	Unilever United States, Inc.
Denso International America, Inc.	Milacron Inc.	United Space Alliance
Diageo North America, Inc.	Mittal Steel USA Inc.	United Technologies Corporation
Donaldson Company, Inc.	Molson Coors Brewing Company	USG Corporation
Dover Corporation	Nalco Company	UST Inc.
E. I. du Pont de Nemours and Company	Navistar International	Valero Energy Corporation
Eastman Chemical Company	Neenah Paper, Inc.	Valmont Industries, Inc.
Eastman Kodak Company	Nestle Purina PetCare Company	Valves & Measurement
Eaton Corporation	Nestle USA	Visteon Corporation
Ecolab Inc.	Newell Rubbermaid Inc.	Vulcan Materials Company
Edwards Lifesciences LLC	NewPage Corporation	W. L. Gore & Associates, Inc.
El Paso Corporation	NIKE, Inc.	W. R. Grace & Co.
Eli Lilly and Company	Nintendo of America	W.W. Grainger, Inc.
Emerson Electric Co.	Northrop Grumman Corporation	Waters Corporation
Energizer Holdings, Inc.	Occidental Petroleum Corporation	Westinghouse Electric Co.
ESCO Technologies Inc.	Olin Corporation	Weyerhaeuser Company
Essilor of America	OMNOVA Solutions Inc.	Whirlpool Corporation
Federal Signal	ONEOK Inc.	Wm. Wrigley Jr. Company
Woodward Governor Company
Zep, Inc.

B-2

CUMMINS ANNUAL SHAREHOLDER MEETING
May 12, 2009—11:00 A.M. (Eastern Daylight Savings Time)

COLUMBUS ENGINE PLANT
500 CENTRAL AVENUE

Taylorsville Interchange
LOCATION OF ANNUAL MEETING
U.S. 31
COLUMBUS
Indianapolis 38 Mi.
U.S. 11
Washington St.
25th.
Central Ave.
Taylor Rd.
Route 46
Greenburg 28 Mi.
Interstate
I-65
11th.
10th.
7th.
Marr Road
Route 46
3rd.
2nd.
McKinley
Indiana Ave.
U.S. 31
N
Gladstone
Seymour 17 Mi.
Louisville 64 Mi.
U.S. 11
Route 7
N. Vernon 17 Mi.

Partners with our environment.

Printed on recycled paper with soy-based ink.

COMPANY #

CUMMINS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 12, 2009

11:00 a.m. Eastern Daylight Savings Time

COLUMBUS ENGINE PLANT

500 Central Avenue

Columbus, Indiana

Directions to the Cummins Inc. 2009 Annual Meeting are available on the proxy statement, which can be viewed at www.ematerials.com/cmi.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 12, 2009.

Notice is hereby given that the Annual Meeting of Shareholders of Cummins Inc. will be held at 500 Central Avenue, Columbus, Indiana on Tuesday, May 12, 2009 at 11:00 a.m. Eastern Daylight Savings Time.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The 10-K, Proxy Statement, and Chairman’s Letter are available at   www.ematerials.com/cmi

If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one.  There is no charge to you for requesting a copy.  Please make your request for a copy as instructed on the reverse side of this notice on or before May 1, 2009 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of Directors
01 Robert J. Bernhard
02 Robert J. Darnall
03 Robert K. Herdman
04 Alexis M. Herman
05 N. Thomas Linebarger
06 William I. Miller
07 Georgia R. Nelson
08 Theodore M. Solso
09 Carl Ware

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2009.

3.	Proposal to amend 2003 Stock Incentive Plan.

4.	Proposal to reapprove incentive compensation plan performance measures.

The Board of Directors recommends that you vote AGAINST the following proposal:

5.	Proposal to adopt International Labor Organization standards, etc.

You may immediately
vote your proxy
on the Internet at:

www.eproxy.com/cmi

•

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 a.m. (midnight) (CT) on May 11, 2009. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 a.m. (midnight) (CT) on May 10, 2009.

•	Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To request paper copies of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via:

Internet – Access the Internet and go to www.ematerials.com/cmi. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at ep@ematerials.com with “cmi Materials Request” in the subject line. The email must include:

•	The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice.

•	Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

•	If you choose email delivery you must include the email address.

•	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.

CUMMINS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 12, 2009

11:00 a.m. Eastern Daylight Savings Time

COLUMBUS ENGINE PLANT

500 Central Avenue

Columbus, Indiana

If you consented to access your proxy information electronically, you may view it by going to the following address: www.ematerials.com/cmi

If you would like to access the proxy materials electronically next year, go to the following Consent site address: www.ematerials.com/cmi

Cummins Inc. 500 Jackson Street, Columbus, IN 47201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2009.

If no choice is specified, the proxy will be voted “FOR” Items 1 through 12 and “AGAINST” Item 13.

By signing the proxy, you revoke all prior proxies and appoint Robert J. Darnall and William I. Miller, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

This card also constitutes voting instructions to the trustee of the Cummins Inc. and Affiliates Retirement and Savings Plans to vote shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, shares held in these accounts will be voted in the same manner and proportion as shares with respect to which valid voting instructions were received. Any instructions received by the trustee from participants regarding their vote shall be confidential. Plan participants are invited to attend the meeting, however cannot vote their shares at the meeting.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/cmi	1-800-560-1965

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 a.m. (midnight) (CT) on May 11, 2009. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 a.m. (midnight) (CT) on May 10, 2009.

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 a.m. (midnight) (CT) on May 11, 2009. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 a.m. (midnight) (CT) on May 10, 2009.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

00066113

COMPANY #

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE OF
THIS PROXY CARD.

Address Change? Mark Box to the right and Indicate changes below:  ☐

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 through 12 and AGAINST Item 13.

Election of directors:

		FOR	AGAINST	ABSTAIN

1.	Robert J. Bernhard	☐	☐	☐

2.	Robert J. Darnall	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Robert K. Herdman	☐	☐	☐

4.	Alexis M. Herman	☐	☐	☐

5.	N. Thomas Linebarger	☐	☐	☐

		FOR	AGAINST	ABSTAIN

6.	William I. Miller	☐	☐	☐

7.	Georgia R. Nelson	☐	☐	☐

		FOR	AGAINST	ABSTAIN

8.	Theodore M. Solso	☐	☐	☐

9.	Carl Ware	☐	☐	☐

10.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2009.	☐ For	☐ Against	☐ Abstain

11.	Proposal to amend 2003 Stock Incentive Plan.	☐ For	☐ Against	☐ Abstain

12.	Proposal to reapprove incentive compensation plan performance measures.	☐ For	☐ Against	☐ Abstain

13.	Proposal to adopt International Labor Organization standards, etc.	☐ For	☐ Against	☐ Abstain

14.

To transact any other business that may properly come before the meeting or any adjournment thereof, other than with respect to shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 12 AND AGAINST ITEM 13.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

QuickLinks

CUMMINS INC. 500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2009: the Annual Report and Proxy Statement are available at www.ematerials.com/cmi
CUMMINS INC. 500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005 PROXY STATEMENT
PRINCIPAL STOCK OWNERSHIP
ELECTION OF DIRECTORS (Items 1 through 9 on the Proxy Card)
NOMINEES FOR BOARD OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee Report
Summary Compensation Table and Supplemental Tables
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NON-QUALIFIED DEFERRED COMPENSATION
Payments Upon a Qualified Termination Following a Change in Control of the Corporation
Potential Payments upon Termination of Employment Other than Following a Change in Control
Stock Ownership of Directors and Management
Review, Approval or Ratification of Related-Party Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS (Item 10 on the Proxy Card)
Audit Committee Report
2003 STOCK INCENTIVE PLAN AMENDMENT (Item 11 on the Proxy Card)
Equity Compensation Plan Information
REAPPROVAL OF INCENTIVE COMPENSATION PLAN PERFORMANCE MEASURES (Item 12 on the Proxy Card)
SHAREHOLDER PROPOSAL REGARDING ADOPTION OF INTERNATIONAL LABOR ORGANIZATION STANDARDS (Item 13 on the Proxy Card)
HUMAN RIGHTS POLICY
SUPPORTING STATEMENT
Position of the Board of Directors
OTHER BUSINESS
OTHER INFORMATION Shareholder Proposals
Expenses of Solicitation
Delivery of Proxy Materials to Households
  APPENDIX A
CUMMINS INC. 2003 STOCK INCENTIVE PLAN (As Amended October 14, 2003, February 20, 2007 and February 9, 2009)
  APPENDIX B
Peer Group—The Manufacturing Companies in the Hewitt Database